                                                                    EXHIBIT 10.2

                     TRANSITION PROPERTY SERVICING AGREEMENT

                                     BETWEEN

                           CPL TRANSITION FUNDING LLC

                                   NOTE ISSUER

                                       AND

                         CENTRAL POWER AND LIGHT COMPANY

                                    SERVICER

                          DATED AS OF FEBRUARY 7, 2002

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                                TABLE OF CONTENTS

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
                                                                                                               Page

ARTICLE I                  DEFINITIONS............................................................................1
     SECTION 1.01.         Definitions............................................................................1

ARTICLE II                 APPOINTMENT AND AUTHORIZATION..........................................................2
     SECTION 2.01.         Appointment of Servicer; Acceptance of Appointment.....................................2
     SECTION 2.02.         Authorization..........................................................................2
     SECTION 2.03.         Dominion and Control Over the Transition Property......................................2

ARTICLE III                ROLE OF SERVICER.......................................................................3
     SECTION 3.01.         Duties of Servicer.....................................................................3
     SECTION 3.02.         Servicing and Maintenance Standards....................................................5
     SECTION 3.03.         Certificate of Compliance..............................................................5
     SECTION 3.04.         Annual Report by Independent Public Accountants........................................6
     SECTION 3.05.         Monitoring of Third-Party Collectors...................................................6

ARTICLE IV                 SERVICES RELATED TO TRUE-UP ADJUSTMENTS................................................9
     SECTION 4.01.         True-Up Adjustments....................................................................9
     SECTION 4.02.         Limitation of Liability...............................................................13

ARTICLE V                  THE TRANSITION PROPERTY...............................................................14
     SECTION 5.01.         Custody of Transition Property Records................................................14
     SECTION 5.02.         Duties of Servicer as Custodian.......................................................14
     SECTION 5.03.         Instructions; Authority to Act........................................................15
     SECTION 5.04.         Custodian's Indemnification...........................................................15
     SECTION 5.05.         Effective Period and Termination......................................................16

ARTICLE VI                 THE SERVICER..........................................................................16
     SECTION 6.01.         Representations and Warranties of Servicer............................................16
     SECTION 6.02.         Indemnities of Servicer; Release of Claims............................................18
     SECTION 6.03.         Binding Effect of Servicing Obligations...............................................20
     SECTION 6.04.         Limitation on Liability of Servicer and Others........................................21
     SECTION 6.05.         CPL Not to Resign as Servicer.........................................................21
     SECTION 6.06.         Servicing Compensation................................................................21
     SECTION 6.07.         Compliance with Applicable Law........................................................22
     SECTION 6.08.         Access to Certain Records and Information Regarding Transition Property...............22
     SECTION 6.09.         Appointments..........................................................................23
     SECTION 6.10.         No Servicer Advances..................................................................23
     SECTION 6.11.         Remittances...........................................................................23
     SECTION 6.12.         Maintenance of Operations.............................................................24

ARTICLE VII                DEFAULT...............................................................................24

                                       i
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
     SECTION 7.01.         Servicer Default......................................................................24
     SECTION 7.02.         Appointment of Successor..............................................................26
     SECTION 7.03.         Waiver of Past Defaults...............................................................26
     SECTION 7.04.         Notice of Servicer Default............................................................27
     SECTION 7.05.         Cooperation with Successor............................................................27

ARTICLE VIII               MISCELLANEOUS PROVISIONS..............................................................27
     SECTION 8.01.         Amendment.............................................................................27
     SECTION 8.02.         PUCT Condition........................................................................28
     SECTION 8.03.         Maintenance of Accounts and Records...................................................29
     SECTION 8.04.         Notices...............................................................................29
     SECTION 8.05.         Assignment............................................................................29
     SECTION 8.06.         Limitations on Rights of Others.......................................................30
     SECTION 8.07.         Severability..........................................................................30
     SECTION 8.08.         Separate Counterparts.................................................................30
     SECTION 8.09.         Headings..............................................................................30
     SECTION 8.10.         GOVERNING LAW.........................................................................30
     SECTION 8.11.         Assignment to Indenture Trustee.......................................................30
     SECTION 8.12.         Nonpetition Covenants.................................................................30
     SECTION 8.13.         Limitation of Liability...............................................................31

EXHIBITS AND SCHEDULES
     Exhibit A             Form of Monthly Servicer's Certificate
     Exhibit B             Form of Certificate of Compliance
     Exhibit C             Form of Servicer Certificate
     Schedule 4.01(a)      Expected Amortization Schedule

                                     ANNEXES

Annex I           Servicing Procedures

         This TRANSITION PROPERTY SERVICING AGREEMENT (this "Agreement"), dated as of February 7, 2002, is between CPL Transition Funding LLC, a Delaware limited liability company (the "Note Issuer"), and Central Power and Light Company, a Texas corporation, as Servicer (the "Servicer").

                                    RECITALS

         WHEREAS, pursuant to the Securitization Law and the Initial Financing Order, the Seller and the Note Issuer are concurrently entering into the Sale Agreement pursuant to which the Seller is selling and the Note Issuer is purchasing certain Transition Property created pursuant to the Securitization Law and the Initial Financing Order described therein, and the Seller may sell other Transition Property to the Note Issuer pursuant to the Sale Agreement.

         WHEREAS, in connection with its ownership of the Transition Property and in order to collect the associated Transition Charges, the Note Issuer desires to engage the Servicer to carry out the functions described herein. The Servicer currently performs similar functions for itself with respect to its own charges to its customers. In addition, the Note Issuer desires to engage the Servicer to act on its behalf in obtaining Annual True-Up Adjustments, Non-Standard True-Up Adjustments and Interim True-Up Adjustments from the PUCT. The Servicer desires to perform all of these activities on behalf of the Note Issuer.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

         SECTION 1.01. Definitions.

         (a) Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in that certain Indenture (including Appendix A thereto) dated as of the date hereof between the Note Issuer and U.S. Bank National Association, as the Indenture Trustee, as the same may be amended, supplemented or otherwise modified from time to time.

         (b) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

         (c) The words "hereof," "herein," "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; Section, Schedule, Exhibit, Annex and Attachment references contained in this Agreement are references to Sections, Schedules, Exhibits, Annexes and Attachments in or to this Agreement unless otherwise specified; and the term "including" shall mean "including without limitation."

         (d) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

         (e) Non-capitalized terms used herein which are defined in the Utilities Code shall, as the context requires, have the meanings assigned to such terms in the Utilities Code, but without giving effect to amendments to the Utilities Code after the date hereof which have a material adverse effect on the
Note Issuer or the Holders.

                                   ARTICLE II
                          APPOINTMENT AND AUTHORIZATION

         SECTION 2.01. Appointment of Servicer; Acceptance of Appointment. Subject to Section 6.05 and Article VII, the Note Issuer hereby appoints the Servicer, and the Servicer hereby accepts such appointment, to perform the Servicer's obligations pursuant to this Agreement on behalf of and for the benefit of the Note Issuer or any assignee thereof in accordance with the terms of this Agreement and applicable law. This appointment and the Servicer's acceptance thereof may not be revoked except in accordance with the express terms of this Agreement.

         SECTION 2.02. Authorization. With respect to all or any portion of the Transition Property, the Servicer shall be, and hereby is, authorized and empowered by the Note Issuer to (a) execute and deliver, on behalf of itself and/or the Note Issuer, as the case may be, any and all instruments, documents or notices, and (b) on behalf of itself and/or the Note Issuer, as the case may be, make any filing and participate in proceedings of any kind with any Governmental Authority, including with the PUCT. The Note Issuer shall execute and deliver to the Servicer such documents as have been prepared by the Servicer for execution by the Note Issuer and shall furnish the Servicer with such other documents as may be in the Note Issuer's possession, in each case as the Servicer may determine to be necessary or appropriate to enable it to carry out its servicing and administrative duties hereunder. Upon the Servicer's written request, the Note Issuer shall furnish the Servicer with any powers of attorney or other documents necessary or appropriate to enable the Servicer to carry out its duties hereunder.

         SECTION 2.03. Dominion and Control Over the Transition Property. Notwithstanding any other provision herein, the Note Issuer shall have dominion and control over the Transition Property, and the Servicer, in accordance with the terms hereof, is acting solely as the servicing agent and custodian for the
Note Issuer with respect to the Transition Property and the Transition Property Records. The Servicer shall not take any action that is not authorized by this Agreement, that is not consistent with its customary procedures and practices, or that shall impair the rights of the Note Issuer in the Transition Property, in each case unless such action is required by applicable law or court or regulatory order.

                                  ARTICLE III
                                ROLE OF SERVICER

         SECTION 3.01. Duties of Servicer. The Servicer, as agent for the Note Issuer, shall have the following duties:

         (a) Duties of Servicer Generally. The Servicer's duties in general shall include management, servicing and administration of the Transition Property; obtaining meter reads, calculating usage (including demand and including any such usage by Customers served by a REP), billing, collections and posting of all payments in respect of the Transition Property; responding to inquiries by Customers, REPs, the PUCT, or any other Governmental Authority with respect to the Transition Property; delivering Bills to Customers and REPs, investigating and handling delinquencies, processing and depositing collections and making periodic remittances; furnishing periodic reports to the Note Issuer, the Indenture Trustee and the Rating Agencies; making all filings with the PUCT and taking such other action as may be necessary to perfect the Note Issuer's ownership interests in and the Indenture Trustee's lien on the Transition Property; making all filings and taking such other action as may be necessary to perfect the Indenture Trustee's lien on and security interest in all Note Collateral not constituting Transition Property; selling as the agent for the
Note Issuer as its interests may appear defaulted or written off accounts in accordance with the Servicer's usual and customary practices; and taking all necessary action in connection with True-Up Adjustments as set forth herein. Certain of the duties set forth above may be performed by REPs pursuant to PUCT Regulations and, if any, REP Service Agreements. Anything to the contrary notwithstanding, the duties of the Servicer set forth in this Agreement shall be qualified in their entirety by any PUCT Regulations as in effect at the time such duties are to be performed. Without limiting the generality of this Section 3.01(a), in furtherance of the foregoing, the Servicer hereby agrees that it shall also have, and shall comply with, the duties and responsibilities relating to data acquisition, usage and bill calculation, billing, customer service functions, collections, payment processing and remittance set forth in Annex I hereto, as it may be amended from time to time. For the avoidance of doubt, the term "usage" when used herein refers to both kilowatt hour consumption and kilowatt demand.

         (b) Reporting Functions.

                  (i) Monthly Servicer's Certificate. On or before the twenty-fifth calendar day of each month (or if such day is not a Servicer Business Day, on the immediately preceding Servicer Business
         Day), the Servicer shall prepare and deliver to the Note Issuer, the Indenture Trustee and the Rating Agencies a written report substantially in the form of Exhibit A hereto (a "Monthly Servicer's Certificate") setting forth certain information relating to TC Payments received by the Servicer during the Collection Period immediately preceding such date; provided, however, that for any month in which the Servicer is required to deliver a Servicer's Certificate pursuant to
         Section 4.01(c)(ii) hereof, the Servicer shall prepare and deliver the Monthly Servicer's Certificate no later than the date of delivery of such Servicer's Certificate.

                  (ii) Notification of Laws and Regulations. The Servicer shall immediately notify the Note Issuer, the Indenture Trustee and the Rating Agencies in writing of any Requirements of Law or PUCT Regulations hereafter promulgated that have a material adverse effect on the Servicer's ability to perform its duties under this Agreement.

                  (iii) Other Information. Upon the reasonable request of the
         Note Issuer, the Indenture Trustee or any Rating Agency, the Servicer shall provide to the Note Issuer, the Indenture Trustee or such Rating Agency, as the case may be, any public financial information in respect of the Servicer, or any material information regarding the Transition Property to the extent it is reasonably available to the Servicer, as may be reasonably necessary and permitted by law to enable the Note Issuer, the Indenture Trustee or the Rating Agencies to monitor the performance by the Servicer hereunder. In addition, so long as any of the Notes of any Series are outstanding, the Servicer shall provide the
         Note Issuer and the Indenture Trustee, within a reasonable time after written request therefor, any information available to the Servicer or reasonably obtainable by it that is necessary to calculate the Transition Charges applicable to each TC Customer Class.

                  (iv) Preparation of Reports to be Filed with the SEC. The Servicer shall prepare any reports required to be filed by the Note Issuer under the securities laws, including a copy of each Servicer's Certificate described in Section 4.01(c)(ii), the annual Certificate of Compliance described in Section 3.03, and the Annual Accountant's Report described in Section 3.04.

         (c) Opinions of Counsel. The Servicer shall deliver to the Note Issuer and the Indenture Trustee:

                  (i) promptly after the execution and delivery of this Agreement and of each amendment hereto, promptly after the execution of each Sale Agreement and of each amendment thereto and on each Subsequent Transfer Date, an Opinion of Counsel from external counsel either (A) to the effect that, in the opinion of such counsel, all filings, including filings with the PUCT and the Texas Secretary of State and all filings pursuant to the UCC, that are necessary to fully preserve and protect the interests of the Indenture Trustee in the Transition Property have been executed and filed, and reciting the details of such filings or referring to prior Opinions of Counsel in which such details are given, or (B) to the effect that, in the opinion of such counsel, no such action shall be necessary to preserve and protect such interest; and

                  (ii) within 90 days after the beginning of each calendar year beginning with the first calendar year beginning more than three months after the date hereof, an Opinion of Counsel from external counsel, dated as of a date during such 90-day period, either (A) to the effect that, in the opinion of such counsel, all filings, including filings with the PUCT and the Texas Secretary of State and all filings pursuant to the UCC, have been executed and filed that are necessary to preserve fully and protect fully the interest of the Indenture Trustee in the Transition Property, and reciting the details of such filings or referring to prior Opinions of Counsel in which such details are given, or (B) to the effect that, in the opinion of such counsel, no such action shall be necessary to preserve and protect such interest.

         Each Opinion of Counsel referred to in clause (i) or (ii) above shall specify any action necessary (as of the date of such opinion) to be taken in the following year to preserve and protect such interest.

         SECTION 3.02. Servicing and Maintenance Standards. On behalf of the
Note Issuer, the Servicer shall (a) manage, service, administer and make collections in respect of the Transition Property with reasonable care and in material compliance with applicable Requirements of Law, including all applicable PUCT Regulations and guidelines, using the same degree of care and diligence that the Servicer exercises with respect to similar assets for its own account and, if applicable, for others; (b) follow customary standards, policies and procedures for the industry in Texas in performing its duties as Servicer;
(c) use all reasonable efforts, consistent with its customary servicing procedures, to enforce, and maintain rights in respect of, the Transition Property and to bill and collect the Transition Charges; (d) comply with all Requirements of Law including all applicable PUCT Regulations and guidelines, applicable to and binding on it relating to the Transition Property; (e) file all PUCT notices described in the Securitization Law and file and maintain the effectiveness of UCC financing statements with respect to the property transferred from time to time under the Sale Agreement, and (f) take such other action on behalf of the Note Issuer to ensure that the Lien of the Indenture Trustee on the Note Collateral remains perfected and of first priority. The Servicer shall follow such customary and usual practices and procedures as it shall deem necessary or advisable in its servicing of all or any portion of the Transition Property, which, in the Servicer's judgment, may include the taking of legal action, at the Note Issuer's expense but subject to the priority of payment set forth in Section 8.02(e) of the Indenture.

         SECTION 3.03. Certificate of Compliance. The Servicer shall deliver to the Note Issuer, the Indenture Trustee and the Rating Agencies on or before March 30 of each year, commencing March 30, 2003 to and including the March 30 succeeding the Retirement of the Notes, an Officer's Certificate substantially in the form of Exhibit B hereto (a "Certificate of Compliance"), stating that:
(i) a review of the activities of the Servicer during the twelve months ended the preceding December 31 (or, in the case of the first Certificate of Compliance to be delivered on or before March 30, 2003, the period of time from the date of this Agreement until December 31, 2002) and of its performance under this Agreement has been made under such officer's supervision, and (ii) to the best of such officer's knowledge, based on such review, the Servicer has fulfilled all of its obligations in all material respects under this Agreement throughout such twelve months (or, in the case of the Certificate of Compliance to be delivered on or before March 30, 2003, the period of time from the date of this Agreement until December 31,
2002), or, if there has been a Servicer Default or an event which with the giving of notice, the lapse of time, or both, would become a Servicer Default, specifying each such default or event known to such officer and the nature and status thereof.

         SECTION 3.04. Annual Report by Independent Public Accountants. (a) The Servicer, at its own expense in partial consideration of the Servicing Fee paid to it, shall cause a firm of independent certified public accountants (which may provide other services to the Servicer or the Seller) to prepare, and the Servicer shall deliver to the Note Issuer, the Indenture Trustee and the Rating Agencies, a report addressed to the Servicer (the "Annual Accountant's Report"), which may be included as part of the Servicer's customary auditing activities, for the information and use of the Note Issuer, the Indenture Trustee and the Rating Agencies on or before March 30 of each year, beginning March 30, 2003 to and including the March 30 succeeding the Retirement of the Notes, to the effect that such firm has performed certain procedures, agreed between the Servicer and such accountants, in connection with the Servicer's compliance with its obligations under this Agreement during the preceding twelve months ended December 31 (or, in the case of the first Annual Accountant's Report to be delivered on or before March 30, 2003, the period of time from the date of this Agreement until December 31, 2002), identifying the results of such procedures and including any exceptions noted. In the event such accounting firm requires the Indenture Trustee to agree or consent to the procedures performed by such firm, the Note Issuer shall direct the Indenture Trustee in writing to so agree; it being understood and agreed that the Indenture Trustee will deliver such letter of agreement or consent in conclusive reliance upon the direction of the
Note Issuer, and the Indenture Trustee will not make any independent inquiry or investigation as to, and shall have no obligation or liability in respect of the sufficiency, validity or correctness of such procedures.

         (b) The Annual Accountant's Report shall also indicate that the accounting firm providing such report is independent of the Servicer within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants.

         SECTION 3.05. Monitoring of Third-Party Collectors. From time to time, until the Retirement of the Notes, the Servicer shall, in accordance with the Servicing Standard, take all actions with respect to Third-Party Collectors required to be taken by the Servicer as set forth in the Tariffs and any other applicable PUCT Regulations in effect from time to time and implement such additional procedures and policies as are necessary to ensure that the obligations of all Third-Party Collectors (including Applicable REPs) in connection with Transition Charges are properly enforced in accordance with the terms and provisions of the Tariffs and any other applicable PUCT Regulations in effect from time to time. Such procedures and policies shall include the following:

         (a) Maintenance of Records and Information. In addition to any actions required by the Tariffs, PUCT Regulations or other applicable law, the Servicer shall:

                  (i) maintain adequate records for promptly identifying and contacting each such Third-Party Collector (including any Applicable
         REP);

                  (ii) maintain records of end-user Customers which are billed by Third-Party Collectors (including Applicable REPs) to permit prompt transfer of billing responsibilities in the event of default by such Third-Party Collectors (including Applicable REPs);

                  (iii) maintain adequate records for enforcing compliance by all Third-Party Collectors with their obligations with respect to Transition Charges, including compliance by all Applicable REPs with all REP Credit Requirements, REP Deposit Requirements and REP Remittance Requirements; and

                  (iv) provide to Third-Party Collectors such information necessary for such Third-Party Collectors to confirm the Servicer's calculation of Transition Charges and remittances, including, if applicable, charge-off amounts.

     The Servicer shall update the records described above no less frequently than quarterly.

         (b) Credit and Collection Policies. The Servicer shall, to the fullest extent permitted under the Initial Financing Order or any Subsequent Financing Order, as applicable, impose such terms with respect to credit and collection policies applicable to Third-Party Collectors as may be reasonably necessary to prevent the then-current rating of the Notes of any Series from being downgraded, withdrawn or suspended. The Servicer shall, in accordance with and to the extent permitted by the Utilities Code, applicable PUCT Regulations and the terms of the Initial Financing Order and any Subsequent Financing Order, include and impose the above-described terms in all tariffs filed under the Utilities Code which would allow REPs or other utilities to issue single bills which include Transition Charges to CPL's Customers . The Servicer shall periodically review the need for modified or additional terms based upon, among other things, (i) the relative amount of TC Payments received through REPs relative to the Periodic Billing Requirement, (ii) the historical payment and default experience of each REP and (iii) such other credit and collection policies to which the REPs are subject, and if permitted by applicable law, will set out any such modified or additional terms in a supplemental tariff filed with the PUCT.

         (c) Monitoring of Performance and Payment by REPs. In addition to any actions required by the Tariffs, PUCT Regulations or other applicable law, the Servicer shall undertake to do the following:

                  (i) The Servicer shall require each REP to pay all Transition Charges (less any applicable charge-off allowances) billed to such REP in accordance with the provisions of the Initial Tariff, each Subsequent Tariff and PUCT Regulations

         (whether or not disputed). The Servicer shall monitor compliance by each REP with all REP Credit Requirements, REP Deposit Requirements and REP Remittance Requirements and take prompt action to enforce such requirements.

                  (ii) The Servicer shall, consistent with its customary billing practices, bill each REP who provides consolidated billing to end-user Customers for all Transition Charges owed by such end-user Customers no less frequently than the billing cycle otherwise applicable to such end-user Customers.

                  (iii) The Servicer shall work with REPs to resolve any disputes using the dispute resolution procedures established in the Initial Tariff, each Subsequent Tariff and any PUCT Regulations, in accordance with the Servicing Standard.

         (d) Enforcement of REP Obligations. The Servicer shall, in accordance with the terms of the Initial Tariff and each Subsequent Tariff, ensure that each REP remits all TC Payments which it is obligated to remit to the Servicer. In the event of any default by any REP, the Servicer shall enforce all rights set forth in, and take all other steps permitted by, the Initial Tariff or any Subsequent Tariff or other PUCT Regulations as it determines, in accordance with the Servicing Standard, are reasonably necessary to ensure the prompt payment of TC Payments by such REP and to preserve the rights of the Holders with respect thereto, including, where appropriate, terminating the right of any REP to bill and collect Transition Charges or petitioning the PUCT to impose such other remedies or penalties as may be available under the circumstances. Any agreement entered into between the Servicer and a defaulted REP will be limited to the terms of this agreement and will satisfy the Rating Agency Condition. In the event the Servicer has actual knowledge that an REP is in default, including due to the downgrade by the Rating Agencies of any party providing credit support for such REP, the Servicer shall promptly notify the Indenture Trustee of the same and, shall, if applicable, instruct the Indenture Trustee either:

                  (i) to withdraw from such REP's REP Deposit Account and deposit into the Collection Account the lesser of (x) the amount of cash collateral on deposit in such REP Deposit Account at such time and
         (y) the amount of any Transition Charges then due and payable by such REP; or

                  (ii) make demand under any letter of credit, guarantee or other credit support which may be drawn on at such time and deposit such proceeds into the REP Deposit Account for forwarding to the Collection Account as described in clause (i) above.

The Indenture Trustee shall, within two Business Days of receipt of such notice, withdraw such funds from the REP Deposit Account or make demand under such credit support, as applicable.

         (e) Maintenance of REP Deposit Accounts. The Servicer shall cause the entity acting as Indenture Trustee to maintain one or more REP Deposit Accounts as described in

Section 8.02(g) of the Indenture. The Servicer shall provide written direction to the Indenture Trustee regarding the allocation and release of funds on deposit in the REP Deposit Accounts, as permitted or required by the Indenture or any applicable Financing Order, Tariff or PUCT Regulations. The Indenture Trustee shall be entitled to rely on written directions from the Servicer pursuant to this Section 3.05. The Servicer will seek and use reasonable best efforts to obtain, from any REP which wishes to satisfy its credit support requirements by making a deposit to a REP Deposit Account, a written security agreement stating that (i) by making such deposit the REP has granted a security interest in such deposit in favor of the Indenture Trustee, and (ii) the Indenture Trustee, in holding such deposit as collateral, will have the rights and remedies of a secured party under Article 9 of the UCC with respect to such collateral, and the Servicer will promptly forward any such agreement to the Indenture Trustee.

         (f) Affiliated Third-Party Collectors and REPs. In performing its obligations under this Section 3.05, the Servicer shall deal with Third-Party Collectors and REPs which are Affiliates of the Servicer on terms which are no more favorable in the aggregate to such affiliated Third-Party Collector or REP than those used by the Servicer in its dealings with Third-Party Collectors and REPs that are not affiliates of the Servicer.

                                   ARTICLE IV
                     SERVICES RELATED TO TRUE-UP ADJUSTMENTS

         SECTION 4.01. True-Up Adjustments. From time to time, until the Retirement of the Notes, the Servicer shall identify the need for Annual True-Up Adjustments, Interim True-Up Adjustments and Non-Standard True-Up Adjustments and shall take all reasonable action to obtain and implement such True-Up Adjustments, all in accordance with the following:

         (a) Expected Amortization Schedule. The initial Expected Amortization
Schedule is attached hereto as Schedule 4.01(a). In connection with the Note Issuer's issuance of any additional Series of Notes after the Closing Date, the Servicer, on or prior to the Series Issuance Date therefor, shall revise the Expected Amortization Schedule to add the requisite information for each new Series of Notes and set forth, as of each Payment Date through the scheduled Retirement of the Notes, the aggregate principal amounts of the Notes of all Series, including such additional Series, expected to be outstanding on such Payment Date. If the Expected Amortization Schedule is revised as set forth above, the Servicer shall send a copy of such revised Expected Amortization Schedule to the Note Issuer, the Indenture Trustee and the Rating Agencies promptly thereafter.

         (b) True-Up Adjustments.

                  (i) Annual True-Up Adjustments and Filings. Each year no later than the last billing cycle of January, the Servicer shall: (A) update the data and assumptions underlying the calculation of the Transition Charges, including projected electricity usage during the next Calculation Period for each TC

         Customer Class and including interest and estimated expenses and fees of the Note Issuer to be paid during such period, the Weighted Average Days Outstanding and write-offs; (B) determine the Periodic Payment Requirements and Periodic Billing Requirement for the next Calculation Period based on such updated data and assumptions; (C) determine the Transition Charges to be allocated to each TC Customer Class during the next Calculation Period based on such Periodic Billing Requirement and the terms of the applicable Financing Orders and the Tariffs filed pursuant thereto and in doing so the Servicer shall use the method of allocating Transition Charges then in effect as a result of the implementation of a Non-Standard True-Up Adjustment; (D) make all required notice and other filings with the PUCT to reflect the revised Transition Charges, including any Amendatory Tariffs, and (E) take all reasonable actions and make all reasonable efforts to effect such Annual True-Up Adjustment and to enforce the provisions of the Securitization Law and the applicable Financing Orders which relate thereto; provided, however, that if the Servicer determines that the forecasted billing units for one or more of the TC Customer Classes for an upcoming period decreases by more than 10% compared to the billing units for the threshold period set forth in the applicable Financing Order, the Servicer shall implement a Non-Standard True-Up Adjustment and, if such Non-Standard True-Up Adjustment shall be made in the time period provided for Annual True-Up Adjustments pursuant to this Section 4.01(b)(i), such Non-Standard True-Up Adjustment shall also qualify as an Annual True-Up Adjustment for purposes of this Agreement. The Servicer shall implement the revised Transition Charges, if any, resulting from such Annual True-Up Adjustment as of the Annual True-Up Adjustment Date.

                  (ii) Non-Standard True-Up Adjustments and Filings. In the event that the Servicer determines that a Non-Standard True-Up Adjustment is required, the Servicer shall, no later than the ninety days prior to the first billing cycle of February, (A) recalculate the Transition Charges to reallocate such Transition Charges among TC Customer Classes in accordance with the procedures for Non-Standard True-Up Adjustments set forth in the applicable Financing Order and TC Tariff; (B) make all required notice and other filings with the PUCT to reflect the revised Transition Charges, including any Amendatory Tariffs; and (C) take all reasonable actions and make all reasonable efforts to effect such Non-Standard True-Up Adjustment and to enforce the provisions of the Securitization Law and the applicable Financing Orders which relate thereto. The Servicer shall implement the revised Transition Charges, if any, resulting from such Non-Standard True-Up Adjustment on the Non-Standard True-Up Adjustment Date. For the avoidance of doubt, no Annual True-Up Adjustment or Interim True-Up Adjustment shall be considered a Non-Standard True-Up Adjustment solely because Transition Charges are allocated under such Annual True-Up Adjustment or Interim True-Up Adjustment in the same manner as in a Non-Standard True-Up Adjustment.

                  (iii) Interim True-Up Adjustments and Filings. In the month prior to each Payment Date, the Servicer shall compare the anticipated Unrecovered Balance, as of such Payment Date and after giving effect to payments to be made on such Payment Date, to the Projected Unrecovered Balance as of such Payment Date. If the Servicer determines that such Unrecovered Balance will exceed 105% of such Projected Unrecovered Balance or will be less than 95% of such Projected Unrecovered Balance and if any Outstanding Series of Notes which matures after January 15, 2015, will not have been paid in full by its Expected Final Payment Date, then the Servicer shall: (A) update the data and assumptions underlying the calculation of the Transition Charges, including projected electricity usage during the next Calculation Period for each TC Customer Class and including interest and estimated expenses and fees of the Note Issuer to be paid during such period, the rate of delinquencies and write-offs; (B) determine the Periodic Payment Requirement and Periodic Billing Requirement for the next Calculation Period based on such updated data and assumptions; (C) determine the Transition Charges to be allocated to each TC Customer Class during the next Calculation Period based on such Periodic Billing Requirement and the terms of the applicable Financing Orders and the Tariffs filed pursuant thereto, and in doing so the Servicer shall use the method of allocating Transition Charges then in effect as a result of the implementation of a Non-Standard True-Up Adjustment; (D) make all required notice and other filings with the PUCT to reflect the revised Transition Charges, including any Amendatory Tariffs, and (E) take all reasonable actions and make all reasonable efforts to effect such Interim True-Up Adjustment and to enforce the provisions of the Securitization Law and the applicable Financing Orders which relate thereto. The Servicer shall implement the revised Transition Charges, if any, resulting from such Interim True-Up Adjustment on the Interim True-Up Adjustment Date.

         (c) Reports.

                  (i) Notification of Amendatory Tariff Filings and True-Up Adjustments. Whenever the Servicer files an Amendatory Tariff with the PUCT or implements revised Transition Charges with notice to the PUCT without filing an Amendatory Tariff if permitted by any applicable Financing Order, the Servicer shall send a copy of such filing or notice (together with a copy of all notices and documents which, in the Servicer's reasonable judgment, are material to the adjustments effected by such Amendatory Tariff or notice) to the Note Issuer, the Indenture Trustee and the Rating Agencies concurrently therewith. If, for any reason any revised Transition Charges are not implemented and effective on the applicable date set forth herein, the Servicer shall notify the Note Issuer, the Indenture Trustee and each Rating Agency by the end of the second Servicer Business Day after such applicable date.

                  (ii) Servicer's Certificate. Not later than five Servicer Business Days prior to each Payment Date, the Servicer shall deliver a written report substantially in the form of Exhibit C hereto (the "Servicer's Certificate") to the Note Issuer, the Indenture Trustee and the Rating Agencies.

                  (iii) Reports to Customers.

                  (A) After each revised Transition Charge has gone into effect pursuant to a True-Up Adjustment, the Servicer shall, to the extent and in the manner and time frame required by applicable PUCT Regulations, if any, cause to be prepared and delivered to Customers any required notices announcing such revised Transition Charges.

                  (B) The Servicer shall comply with the requirements of each Financing Order and Tariff with respect to the identification of Transition Charges on Bills. In addition, at least once each year, the Servicer shall (to the extent that it does not separately identify the Transition Charges as being owned by the Note Issuer in the Bills regularly sent to Applicable REPs or Customers) cause to be prepared and delivered to REPs and such Customers a notice stating, in effect, that the Transition Property and the Transition Charges are owned by the Note Issuer and not the Seller. Unless prohibited by applicable PUCT Regulations, the Servicer shall cause each Applicable REP, at least once each year, to include similar notices in the bills sent by Applicable REPs to Customers indicating additionally that the Transition Charges are not owned by the REP (to the extent that such REP does not include such information in the Bills regularly sent to Customers). Such notice shall be included either as an insert to or in the text of the Bills delivered to such Customers or shall be delivered to Customers by electronic means or such other means as the Servicer or the Applicable REP may from time to time use to communicate with its respective customers.

                  (C) Except to the extent that applicable PUCT Regulations make the Applicable REP responsible for such costs, or the Applicable REP has otherwise agreed to pay such costs, the Servicer shall pay from its own funds all costs of preparation and delivery incurred in connection with clauses (A) and (B) above, including printing and postage costs as the same may increase or decrease from time to time.

                  (iv) REP Reports. The Servicer shall provide to the Rating Agencies, upon request, any publicly available reports filed by the Servicer with the PUCT (or otherwise made publicly available by the Servicer) relating to REPs and any other non-confidential and non-proprietary information relating to REPs reasonably requested by the Rating Agencies.

         SECTION 4.02. Limitation of Liability. (a) The Note Issuer and the Servicer expressly agree and acknowledge that:

                  (i) In connection with any True-Up Adjustment, the Servicer is acting solely in its capacity as the servicing agent hereunder.

                  (ii) Neither the Servicer nor the Note Issuer is responsible in any manner for, and shall have no liability whatsoever as a result of, any action, decision, ruling or other determination made or not made, or any delay (other than any delay resulting from the Servicer's failure to make any filings required by Section 4.01 in a timely and correct manner or any breach by the Servicer of its duties under this Agreement that adversely affects the Transition Property or the True-Up Adjustments), by the PUCT in any way related to the Transition Property or in connection with any True-Up Adjustment, the subject of any filings under Section 4.01, any proposed True-Up Adjustment, or the approval of any revised Transition Charges and the scheduled adjustments thereto.

                  (iii) Except to the extent that the Servicer is liable under
         Section 6.02, the Servicer shall have no liability whatsoever relating to the calculation of any revised Transition Charges and the scheduled adjustments thereto, including as a result of any inaccuracy of any of the assumptions made in such calculation regarding expected energy usage volume and the Weighted Average Days Outstanding, write-offs and estimated expenses and fees of the Note Issuer, so long as the Servicer has acted in good faith and has not acted in a negligent manner in connection therewith, nor shall the Servicer have any liability whatsoever as a result of any Person, including the Holders, not receiving any payment, amount or return anticipated or expected or in respect of any Note generally.

         (b) Notwithstanding the foregoing, this Section 4.02 shall not relieve the Servicer of liability for any misrepresentation by the Servicer under
Section 6.01 or for any breach by the Servicer of its other obligations under this Agreement.

                                    ARTICLE V
                             THE TRANSITION PROPERTY

         SECTION 5.01. Custody of Transition Property Records. To assure uniform quality in servicing the Transition Property and to reduce administrative costs, the Note Issuer hereby revocably appoints the Servicer, and the Servicer hereby accepts such appointment, to act as the agent of the Note Issuer and the Indenture Trustee as custodian of any and all documents and records that the Seller shall keep on file, in accordance with its customary procedures, relating to the Transition Property, including copies of any Financing Orders, Issuance Advice Letters, Tariffs and Amendatory Tariffs relating thereto and all documents filed with the PUCT in connection with any True-Up Adjustment and computational records relating thereto (collectively, the "Transition Property Records"), which are hereby constructively delivered to the Indenture Trustee, as pledgee of the Note Issuer (or, in the case of the Subsequent Transition Property, will as of the applicable Subsequent Transfer Date be constructively delivered to the Indenture Trustee, as pledgee of the Note Issuer) with respect to all Transition Property.

         SECTION 5.02. Duties of Servicer as Custodian. (a) Safekeeping. The Servicer shall hold the Transition Property Records on behalf of the Note Issuer and maintain such accurate and complete accounts, records and computer systems pertaining to the Transition Property Records as shall enable the Note Issuer and the Indenture Trustee, as applicable, to comply with this Agreement, the Sale Agreement and the Indenture. In performing its duties as custodian, the Servicer shall act with reasonable care, using that degree of care and diligence that the Servicer exercises with respect to comparable assets that the Servicer services for itself or, if applicable, for others. The Servicer shall promptly report to the Note Issuer, the Indenture Trustee and the Rating Agencies any failure on its part to hold the Transition Property Records and maintain its accounts, records and computer systems as herein provided and promptly take appropriate action to remedy any such failure. Nothing herein shall be deemed to require an initial review or any periodic review by the Note Issuer or the Indenture Trustee of the Transition Property Records. The Servicer's duties to hold the Transition Property Records on behalf of the Note Issuer and the Indenture Trustee set forth in this Section 5.02, to the extent such Transition Property Records have not been previously transferred to a successor Servicer pursuant to Article VII, shall terminate one year and one day after the earlier of the date on which (i) the Servicer is succeeded by a successor Servicer in accordance with Article VII and (ii) no Notes of any Series are Outstanding.

         (b) Maintenance of and Access to Records. The Servicer shall maintain the Transition Property Records at 2 West Second Street, Tulsa, Oklahoma 74103-3132 or at such other office as shall be specified to the Note Issuer and the Indenture Trustee by written notice at least 30 days prior to any change in location. The Servicer shall make available for inspection, audit and copying to the Note Issuer and the Indenture Trustee or their respective duly authorized representatives, attorneys or auditors the Transition Property Records at such times during normal business hours as the Note Issuer or the Indenture Trustee shall reasonably request and which do not unreasonably interfere with the Servicer's normal operations. Nothing in this

Section 5.02(b) shall affect the obligation of the Servicer to observe any applicable law (including any PUCT Regulation) prohibiting disclosure of information regarding the Customers, and the failure of the Servicer to provide access to such information as a result of such obligation shall not constitute a breach of this Section 5.02(b).

         (c) Release of Documents. Upon instruction from the Indenture Trustee in accordance with the Indenture, the Servicer shall release any Transition Property Records to the Indenture Trustee, the Indenture Trustee's agent or the Indenture Trustee's designee, as the case may be, at such place or places as the Indenture Trustee may designate, as soon as practicable.

         (d) Defending Transition Property Against Claims. The Servicer, on behalf of the Holders, shall institute any action or proceeding necessary to compel performance by the PUCT, the State of Texas, each REP and each party to any Intercreditor Agreement (and in the case of each REP at the earliest possible time) of any of their respective obligations or duties under the Securitization Law, any Financing Order, any Issuance Advice Letter, True-Up Adjustment, any Tariff, any Amendatory Tariff or any Intercreditor Agreement, and the Servicer agrees to take such legal or administrative actions, including defending against or instituting and pursuing legal actions and appearing or testifying at hearings or similar proceedings, as may be reasonably necessary to block or overturn any attempts to cause a repeal of, modification of or supplement to or judicial invalidation of the Securitization Law or any Financing Order or the rights of holders of Transition Property by legislative enactment, voter initiative or constitutional amendment that would be materially adverse to Holders or which would cause an impairment of the rights of the Note Issuer or the Holders. In any proceedings related to the exercise of the power of eminent domain by any municipality to acquire a portion of CPL's electric distribution facilities, the Servicer shall assert that the court ordering such condemnation must treat such municipality as a successor to CPL under the Securitization Law and Financing Order. The costs of any such action shall be payable by the Seller pursuant to Section 5.01(h) of the Sale Agreement.

         SECTION 5.03. Instructions; Authority to Act. For so long as any Notes remain Outstanding, the Servicer shall be deemed to have received proper instructions with respect to the Transition Property Records upon its receipt of written instructions signed by a Responsible Officer of the Indenture Trustee.

         SECTION 5.04. Custodian's Indemnification. The Servicer as custodian shall indemnify the Note Issuer, the Independent Managers and the Indenture Trustee (for itself and for the benefit of the Noteholders) and each of their respective officers, directors, employees and agents for, and defend and hold harmless each such Person from and against, any and all liabilities, obligations, losses, damages, payments and claims, and reasonable costs or expenses, of any kind whatsoever (collectively, "Losses") that may be imposed on, incurred by or asserted against each such Person as the result of any negligent act or omission in any way relating to the maintenance and custody by the Servicer, as custodian, of the Transition Property Records; provided, however, that the Servicer shall not be liable for any portion of any such amount resulting from the willful misconduct, bad faith or gross negligence of the Note Issuer, the Independent Managers or the Indenture Trustee, as the case may be.

         Indemnification under this Section shall survive resignation or removal of the Indenture Trustee or any Independent Manager and shall include reasonable out-of-pocket fees and expenses of investigation and litigation (including reasonable attorney's fees and expenses).

         SECTION 5.05. Effective Period and Termination. The Servicer's appointment as custodian shall become effective as of the Closing Date and shall continue in full force and effect until terminated pursuant to this Section
5.05. If the Servicer shall resign as Servicer in accordance with the provisions of this Agreement or if all of the rights and obligations of the Servicer shall have been terminated under Section 7.01, the appointment of the Servicer as custodian shall be terminated effective as of the date on which the termination or resignation of the Servicer is effective. Additionally, if not sooner terminated as provided above, the Servicer's obligations as Custodian shall terminate one year and one day after the date on which no Notes of any Series are Outstanding.

                                   ARTICLE VI
                                  THE SERVICER

         SECTION 6.01. Representations and Warranties of Servicer. The Servicer makes the following representations and warranties, as of the Closing Date, as of each Subsequent Transfer Date relating to the sale of Subsequent Transition Property, and as of such other dates as expressly provided in this Section 6.01, on which the Note Issuer and the Indenture Trustee are deemed to have relied in entering into this Agreement relating to the servicing of the Transition Property. The representations and warranties shall survive the execution and delivery of this Agreement, the sale of any Transition Property and the pledge thereof to the Indenture Trustee pursuant to the Indenture.

         (a) Organization and Good Standing. The Servicer is duly organized and validly existing and is in good standing under the laws of the state of its organization, with the requisite corporate or other power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted and to execute, deliver and carry out the terms of this Agreement, and had at all relevant times, and has, the requisite power, authority and legal right to service the Transition Property and to hold the Transition Property Records as custodian.

         (b) Due Qualification. The Servicer is duly qualified to do business and is in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business (including the servicing of the Transition Property as required by this Agreement) shall require such qualifications, licenses or approvals (except where the failure to so qualify would not be reasonably likely to have a material adverse effect on the Servicer's business, operations, assets, revenues or properties or to its servicing of the Transition Property).

         (c) Power and Authority. The Servicer has the requisite corporate or other power and authority to execute and deliver this Agreement and to carry out its terms; and the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Servicer under its organizational or governing documents and laws.

         (d) Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its terms, subject to applicable insolvency, reorganization, moratorium, fraudulent transfer and other laws relating to or affecting creditors' rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law.

         (e) No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof do not conflict with, result in any breach of any of the terms and provisions of, nor constitute (with or without notice or lapse of time) a default under, the organizational documents of the Servicer, or any indenture or other agreement or instrument to which the Servicer is a party or by which it or any of its property is bound; nor result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument (other than any Lien that may be granted under the Basic Documents or any Lien created pursuant to Section 39.309 of the Securitization Law); nor violate any existing law or any existing order, rule or regulation applicable to the Servicer of any Governmental Authority having jurisdiction over the Servicer or its properties.

         (f) No Proceedings. There are no proceedings or investigations pending or, to the Servicer's knowledge, threatened, before any Governmental Authority having jurisdiction over the Servicer or its properties involving or relating to the Servicer or the Note Issuer or, to the Servicer's knowledge, any other
Person: (i) asserting the invalidity of this Agreement or any of the other Basic Documents, (ii) seeking to prevent the issuance of the Notes or the consummation of any of the transactions contemplated by this Agreement or any of the other Basic Documents, (iii) seeking any determination or ruling that could reasonably be expected to materially and adversely affect the performance by the Servicer of its obligations under, or the validity or enforceability of, this Agreement, any of the other Basic Documents or the Notes or (iv) seeking to adversely affect the federal income tax or state income or franchise tax classification of the Notes of any Series as debt.

         (g) Approvals. No approval, authorization, consent, order or other action of, or filing with, any Governmental Authority is required in connection with the execution and delivery by the Servicer of this Agreement, the performance by the Servicer of the transactions contemplated hereby or the fulfillment by the Servicer of the terms hereof, except those that have been obtained or made, those that the Servicer is required to make in the future pursuant to Article IV and those that the Servicer may need to file in the future to continue the effectiveness of any financing statement filed under the UCC.

         (h) Reports and Certificates. Each report and certificate delivered in connection with an Issuance Advice Letter or delivered in connection with any filing made to the PUCT by the Note Issuer with respect to the Transition Charges or True-Up Adjustments will constitute a representation and warranty by the Servicer that each such report or certificate, as the case may be, is true and correct in all material respects; provided, however, that to the extent any such report or certificate is based in part upon or contains assumptions, forecasts or other predictions of future events, the representation and warranty of the Servicer with respect thereto will be limited to the representation and warranty that such assumptions, forecasts or other predictions of future events are reasonable based upon historical performance (and facts known to the Servicer on the date such report or certificate is delivered).

         (i) Conversion. In the event CPL converts into a Texas limited liability company, such conversion will not:

                  (i) interrupt CPL's existence;

                  (ii) affect CPL's rights, title and interests in its real estate and other property or its power, authority or ability to perform its obligations under the Sale Agreement, this Agreement or the Basic Documents; or

                  (iii) impair or diminish the liabilities and obligations of CPL, including, without limitation, its obligations under this Agreement or any other Basic Document.

         SECTION 6.02. Indemnities of Servicer; Release of Claims. (a) The Servicer shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Servicer under this Agreement and any Intercreditor Agreement.

         (b) The Servicer shall indemnify the Note Issuer, the Indenture Trustee (for itself and for the benefit of the Noteholders) and the Independent Managers and each of their respective trustees, officers, directors, employees and agents for, and defend and hold harmless each such Person from and against, any and all Losses imposed on, incurred by or asserted against any such Person as a result of (i) the Servicer's willful misconduct, bad faith or negligence in the performance of its duties or observance of its covenants under this Agreement or its reckless disregard of its obligations and duties under this Agreement, (ii) the Servicer's breach of any of its representations and warranties contained in this Agreement or (iii) any finding that interest payable to a REP with respect to disputed funds must be paid by the Note Issuer or from the Transition Property, except to the extent of Losses either resulting from the willful misconduct or gross negligence of such Person seeking indemnification hereunder or resulting from a breach of a representation or warranty made by such Person seeking indemnification hereunder in any of the Basic Documents that gives rise to the Servicer's breach.

         (c) For purposes of Section 6.02(b), in the event of the termination of the rights and obligations of CPL (or any successor thereto pursuant to Section 6.03) as Servicer pursuant to Section 7.01, or a resignation by such Servicer pursuant to this Agreement, such Servicer shall be deemed to be the Servicer pending appointment of a successor Servicer pursuant to Section 7.02.

         (d) Indemnification under this Section 6.02 shall survive any repeal of, modification of, or supplement to, or judicial invalidation of, the Securitization Law or any Financing Order and shall survive the resignation or removal of the Indenture Trustee or any Independent Manager or the termination of this Agreement and shall include reasonable out-of-pocket fees and expenses of investigation and litigation (including reasonable attorney's fees and expenses).

         (e) Except to the extent expressly provided in this Agreement or the other Basic Documents (including the Servicer's claims with respect to the Servicing Fee, reimbursement for any Excess Remittance, reimbursement for costs incurred pursuant to Section 5.02 (d) and the payment of the purchase price of Transition Property), the Servicer hereby releases and discharges the Note Issuer, the Independent Managers, and the Indenture Trustee and each of their respective officers, directors and agents (collectively, the "Released Parties") from any and all actions, claims and demands whatsoever, whenever arising, which the Servicer, in its capacity as Servicer or otherwise, shall or may have against any such Person relating to the Transition Property or the Servicer's activities with respect thereto other than any actions, claims and demands arising out of the willful misconduct, bad faith or gross negligence of the Released Parties.

         (f) Promptly after receipt by an Indemnified Person of notice of the commencement of any action, proceeding or investigation, such Indemnified Person shall, if a claim in respect thereof is to be made against the Servicer under this Section 6.02(f), notify the Servicer in writing of the commencement thereof. Failure by an Indemnified Person to so notify the Servicer shall relieve the Servicer from the obligation to indemnify and hold harmless such Indemnified Person under this Section 6.02(f) only to the extent that the Servicer suffers actual prejudice as a result of such failure. With respect to any action, proceeding or investigation brought by a third party for which indemnification may be sought under this Section 6.02(f), the Servicer shall be entitled to conduct and control, at its expense and with counsel of its choosing that is reasonably satisfactory to such Indemnified Person, the defense of any such action, proceeding or investigation (in which case the Servicer shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the Indemnified Person except as set forth below); provided that the Indemnified Person shall have the right to participate in such action, proceeding or investigation through counsel chosen by it and at its own expense. Notwithstanding the Servicer's election to assume the defense of any action, proceeding or investigation, the Indemnified Person shall have the right to employ separate counsel (including local counsel), and the Servicer shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the defendants in any such action include both the Indemnified Person and the Servicer and the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Servicer, (ii) the Servicer shall not have employed counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person within a reasonable time after notice of the institution of such action or (iii) the Servicer shall authorize the Indemnified Person to employ separate counsel at the expense of the Servicer. Notwithstanding the foregoing, the Servicer shall not be obligated to pay for the fees, costs and expenses of more than one separate counsel for the Indemnified Persons other than one local counsel, if appropriate.

         SECTION 6.03. Binding Effect of Servicing Obligations. The obligations to continue to provide service and to collect and account for Transition Charges will be binding upon the Servicer and any other entity that provides transmission and distribution services or direct wire services to a Person that was a retail customer of CPL located within CPL's certificated service area on May 1, 1999 (except for former customers not taking service from CPL by reason of taking service from Sharyland Utilities, L.P. pursuant to Commission Action in Docket No. 20292) or that became a retail customer for electric services within such area after May 1, 1999 and is still located within such area. Any Person (a) into which the Servicer may be merged, converted or consolidated and which is a Permitted Successor, (b) that may result from any merger, conversion or consolidation to which the Servicer shall be a party and which is a Permitted Successor, (c) that may succeed to the properties and assets of the Servicer substantially as a whole and which is a Permitted Successor, (d) which results from the division of the Servicer into two or more Persons and which is a Permitted Successor, or (e) which otherwise is a Permitted Successor, which Person in any of the foregoing cases executes an agreement of assumption to perform all of the obligations of the Servicer hereunder, shall be the successor to the Servicer under this Agreement without further act on the part of any of the parties to this Agreement; provided, however, that (i) immediately after giving effect to such transaction, no representation or warranty made pursuant to Section 6.01 shall have been breached and no Servicer Default and no event which, after notice or lapse of time, or both, would become a Servicer Default shall have occurred and be continuing, (ii) the Servicer shall have delivered to the Note Issuer and the Indenture Trustee an Officer's Certificate and an Opinion of Counsel from external counsel stating that such consolidation, conversion, merger, division or succession and such agreement of assumption complies with this Section 6.03 and that all conditions precedent, if any, provided for in this Agreement relating to such transaction have been complied with, (iii) the Servicer shall have delivered to the Note Issuer, the Indenture Trustee and the Rating Agencies an Opinion of Counsel from external counsel either (A) stating that, in the opinion of such counsel, all filings to be made by the Servicer, including filings with the PUCT pursuant to the Securitization Law and the UCC, have been executed and filed and are in full force and effect that are necessary to fully preserve and protect the interests of the Note Issuer and the Indenture Trustee in the Transition Property and reciting the details of such filings or (B) stating that, in the opinion of such counsel, no such action shall be necessary to preserve and protect such interests and (iv) the Servicer shall have given the Rating Agencies prior written notice of such transaction. When any Person (or more than one Person) acquires the properties and assets of the Servicer substantially as a whole or otherwise becomes the successor, by merger, conversion, consolidation, sale, transfer, lease or otherwise, to all or substantially all the electric transmission and distribution business of the Servicer (or, if transmission and distribution are not provided by a single entity, provides wire service directly to customers taking services at facilities, premises or loads located in CPL's Certificated Service area as it existed on May 1,

1999 (except for former customers not taking service from CPL by reason of taking service from Sharyland Utilities, L.P. pursuant to PUCT action in Docket No. 20292)) in accordance with the terms of this Section 6.03, then upon satisfaction of all of the other conditions of this Section, the preceding Servicer shall automatically and without further notice be released from all its obligations hereunder. Notwithstanding anything to the contrary contained in this Section 6.03, the Servicer may convert into a Texas limited liability company that shall be the successor to the Servicer under this Agreement without the execution or filing of any document or any further act by any of the parties to this Agreement, without execution of the above-described agreement and without compliance with clauses (i), (ii), (iii) or (iv) above, provided that such conversion does not result in a breach of the Servicer's representation and warranty in Section 6.01(i) hereof.

         SECTION 6.04. Limitation on Liability of Servicer and Others. Except as otherwise provided under this Agreement, neither the Servicer nor any of the directors, officers, employees or agents of the Servicer shall be liable to the
Note Issuer or any other Person for any action taken or for refraining from the taking of any action pursuant to this Agreement or for errors in judgment; provided, however, that this provision shall not protect the Servicer or any such person against any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations and duties under this Agreement. The Servicer and any director, officer, employee or agent of the Servicer may rely in good faith on the advice of counsel reasonably acceptable to the Indenture Trustee or on any document of any kind, prima facie properly executed and submitted by any Person, respecting any matters arising under this Agreement.

         Except as provided in this Agreement, the Servicer shall not be under any obligation to appear in, prosecute or defend any legal action relating to the Transition Property.

         SECTION 6.05. CPL Not to Resign as Servicer. Subject to the provisions of Section 6.03, CPL shall not resign from the obligations and duties hereby imposed on it as Servicer under this Agreement unless the Servicer delivers to the Indenture Trustee and the PUCT an opinion of independent legal counsel to the effect that the Servicer's performance of its duties under this Agreement shall no longer be permissible under applicable law. No such resignation shall become effective until a successor Servicer shall have assumed the responsibilities and obligations of CPL in accordance with Section 7.02.

         SECTION 6.06. Servicing Compensation. (a) In consideration for its services hereunder, until the Retirement of the Notes, the Servicer shall receive an annual fee (the "Servicing Fee") in an amount equal to (i) 0.05% of the aggregate initial principal amount of all Outstanding Series of Notes for so long as CPL or any of its Permitted Successors or assigns or an Affiliate of CPL is the Servicer or (ii) an amount agreed upon by the Successor Servicer and the Indenture Trustee, but not more than 0.60% of the aggregate initial principal amount of all Outstanding Series of Notes if CPL, any Permitted Successor or assign or an Affiliate is not the Servicer. The Servicing Fee shall be paid semi-annually with half of the Servicing Fee being paid on each Payment Date. The Servicer also shall be entitled to retain as additional compensation (i) any interest earnings on TC Payments received by the Servicer and invested by the Servicer during each Collection Period prior to remittance to the Collection Account and (ii) all late payment charges, if any, collected from Customers or REPs; provided, however, that if the Servicer has failed to remit the Daily Remittance to the General Subaccount of the Collection Account on the Servicer Business Day that such payment is to be made pursuant to Section 6.11 on more than three occasions during the period that the Notes are outstanding, then thereafter the Servicer will be required to pay to the Indenture Trustee interest on each Daily Remittance accrued at the Federal Funds Rate from the Servicer Business Day on which such Daily Remittance was required to be made to the date that such Daily Remittance is actually made.

         (b) The Servicing Fee set forth in Section 6.06(a) shall be paid to the Servicer by the Indenture Trustee, on each Payment Date in accordance with the priorities set forth in Section 8.02(e) of the Indenture, by wire transfer of immediately available funds from the Collection Account to an account designated by the Servicer. Any portion of the Servicing Fee not paid on any such date should be added to the Servicing Fee payable on the subsequent Payment Date.

         (c) Except as expressly provided elsewhere in this Agreement, the Servicer shall be required to pay from its own account expenses incurred by the Servicer in connection with its activities hereunder (including any fees to and disbursements by accountants, counsel, or any other Person, any taxes imposed on the Servicer and any expenses incurred in connection with reports to Holders) out of the compensation retained by or paid to it pursuant to this Section 6.06, and shall not be entitled to any extra payment or reimbursement therefor.

         (d) The foregoing Servicing Fees constitute a fair and reasonable price for the obligations to be performed by the Servicer. Such Servicing Fee shall be determined without regard to the income of the Note Issuer, shall not be deemed to constitute distributions to the recipient of any profit, loss or capital of the Note Issuer and shall be considered a fixed Operating Expense of the Note Issuer subject to the limitations on such expenses set forth in the Financing Order.

         SECTION 6.07. Compliance with Applicable Law. The Servicer covenants and agrees, in servicing the Transition Property, to comply in all material respects with all laws applicable to, and binding upon, the Servicer and relating to such Transition Property the noncompliance with which would have a material adverse effect on the value of the Transition Property; provided, however, that the foregoing is not intended to, and shall not, impose any liability on the Servicer for noncompliance with any law that the Servicer is contesting in good faith in accordance with its customary standards and procedures.

         SECTION 6.08. Access to Certain Records and Information Regarding Transition Property. The Servicer shall provide to the Holders and the Indenture Trustee access to the Transition Property Records in such cases where the Holders and the Indenture Trustee shall be required by applicable law to be provided access to such records. Access shall be afforded without charge, but only upon reasonable request and during normal business hours at the respective offices of the Servicer. Nothing in this Section shall affect the obligation of the

Servicer to observe any applicable law (including any PUCT Regulation) prohibiting disclosure of information regarding the Customers, and the failure of the Servicer to provide access to such information as a result of such obligation shall not constitute a breach of this Section.

         SECTION 6.09. Appointments. The Servicer may at any time appoint any Person to perform all or any portion of its obligations as Servicer hereunder including a collection agent acting pursuant to any Intercreditor Agreement; provided, however, that, unless such Person is an Affiliate of CPL, the Rating Agency Condition shall have been satisfied in connection therewith; provided further that the Servicer shall remain obligated and be liable under this Agreement for the servicing and administering of the Transition Property in accordance with the provisions hereof without diminution of such obligation and liability by virtue of the appointment of such Person and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the Transition Property; and provided further, however, that nothing herein (including the Rating Agency Condition) shall preclude the execution by the Servicer of an REP Service Agreement with any REP pursuant to applicable PUCT Regulations. The fees and expenses of any such Person shall be as agreed between the Servicer and such Person from time to time and none of the
Note Issuer, the Indenture Trustee, the Holders or any other Person shall have any responsibility therefor or right or claim thereto. Any such appointment shall not constitute a Servicer resignation under Section 6.05.

         SECTION 6.10. No Servicer Advances. The Servicer shall not make any advances of interest or principal on the Notes.

         SECTION 6.11. Remittances. (a) On each Servicer Business Day, commencing 35 days after the Closing Date, the Servicer shall remit to the General Subaccount of the Collection Account the total TC Payments estimated to have been received by the Servicer from or on behalf of Customers on such Servicer Business Day in respect of all previously billed Transition Charges (the "Daily Remittance"), which Daily Remittance shall be calculated according to the procedures set forth in Annex I and shall be remitted as soon as reasonably practicable but in no event later than the second Servicer Business Day after such payments are estimated to have been received. Prior to each remittance to the General Subaccount of the Collection Account pursuant to this Section, the Servicer shall provide written notice to the Indenture Trustee of each such remittance (including the exact dollar amount to be remitted).

         (b) The Servicer agrees and acknowledges that it holds all TC Payments collected by it for the benefit of the Indenture Trustee and the Holders and that all such amounts will be remitted by the Servicer in accordance with this Section without any surcharge, fee, offset, charge or other deduction except (i) as set forth in clause (c) below and (ii) for late fees permitted by Section
6.06. The Servicer further agrees not to make any claim to reduce its obligation to remit all TC Payments collected by it in accordance with this Agreement except (i) as set forth in clause (c) below and (ii) for late fees permitted by
Section 6.06.

         (c) On or before the twenty-fifth calendar day of each calendar month (or, if such day is not a Servicer Business Day, the immediately preceding Servicer Business Day) commencing with January 25, 2003, the Servicer shall calculate the amount of any Remittance Shortfall or Excess Remittance for the first Collection Period of the immediately preceding Reconciliation Period and
(A) if a Remittance Shortfall exists, the Servicer shall make a supplemental remittance to the General Subaccount of the Collection Account within two Servicer Business Days, or (B) if an Excess Remittance exists, the Servicer shall be entitled either (i) to reduce the amount of each Daily Remittance which the Servicer subsequently remits to the General Subaccount of the Collection Account for application to the amount of such Excess Remittance until the balance of such Excess Remittance has been reduced to zero, the amount of such reduction becoming the property of the Servicer or (ii) so long as such withdrawal would not cause the amounts on deposit in the General Subaccount or the Reserve Subaccount to be insufficient for the payment of the next installment of interest on the Notes or principal due at maturity on the next Payment Date or upon acceleration on or before the next Payment Date, to be paid immediately from the General Subaccount or the Reserve Subaccount the amount of such Excess Remittance, such payment becoming the property of the Servicer. If there is a Remittance Shortfall, the amount which the Servicer remits to the General Subaccount of the Collection Account on the relevant date set forth above shall be increased by the amount of such Remittance Shortfall, such increase coming from the Servicer's own funds.

         (d) Unless otherwise directed to do so by the Note Issuer, the Servicer shall be responsible for selecting Eligible Investments in which the funds in the Collection Account shall be invested pursuant to Section 8.03 of the Indenture.

         SECTION 6.12. Maintenance of Operations. Subject to Section 6.03, CPL agrees to continue to operate its electric transmission and distribution system to provide service (or, if transmission and distribution are split, to provide wire service directly to its customers) so long as it is acting as the Servicer under this Agreement.

                                  ARTICLE VII
                                     DEFAULT

         SECTION 7.01. Servicer Default. If any one of the following events (a "Servicer Default") shall occur and be continuing:

         (a) any failure by the Servicer to remit to the Collection Account on behalf of the Note Issuer any required remittance that shall continue unremedied for a period of five Business Days after written notice of such failure is received by the Servicer from the Note Issuer or the Indenture Trustee or after discovery of such failure by an officer of the Servicer; or

         (b) any failure on the part of the Servicer or, so long as the Servicer is CPL or an affiliate thereof, any failure on the part of CPL, as the case may be, duly to observe or to perform in any material respect any covenants or agreements of the Servicer or CPL, as the case may be, set forth in this Agreement (other than as provided in clause (a) of this Section 7.01) or any other Basic Document to which it is a party in such capacity, which failure shall (i) materially and adversely affect the rights of the Holders and (ii) continue unremedied for a period of 60 days after the date on which (A) written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer or CPL, as the case may be, by the Note Issuer (with a copy to the Indenture Trustee) or to the Servicer or CPL, as the case may be, by the Indenture Trustee or (B) such failure is discovered by an officer of the Servicer; or

         (c) any failure by the Servicer duly to perform its obligations under
Section 4.01(b) of this Agreement in the time and manner set forth therein, which failure continues unremedied for a period of five days; or

         (d) any representation or warranty made by the Servicer in this Agreement or any Basic Document shall prove to have been incorrect when made, which has a material adverse effect on the Holders and which material adverse effect continues unremedied for a period of 60 days after the date on which (A) written notice thereof, requiring the same to be remedied, shall have been delivered to the Servicer (with a copy to the Indenture Trustee) by the Note Issuer or the Indenture Trustee or (B) such failure is discovered by an officer of the Servicer; or

         (e) an Insolvency Event occurs with respect to the Servicer or CPL;

then, and in each and every case, so long as the Servicer Default shall not have been remedied, either the Indenture Trustee may, or shall upon the instruction of the Holders of Notes evidencing not less than a majority of the Outstanding Amount of the Notes of all Series, by notice then given in writing to the Servicer (and to the Indenture Trustee if given by the Holders) (a "Termination Notice") terminate all the rights and obligations (other than the obligations set forth in Section 6.02 and the obligation under Section 7.02 to continue performing its functions as Servicer until a successor Servicer is appointed) of the Servicer under this Agreement, subject to the terms of any Intercreditor Agreement. In addition, upon a Servicer Default described in Section 7.01(a), the Holders and the Indenture Trustee as financing parties under the Securitization Law (or any of their representatives) shall be entitled to (i) apply to the district court of Travis County for sequestration and payment of revenues arising with respect to the Transition Property, (ii) foreclose on or otherwise enforce the lien and security interests in any Transition Property and
(iii) apply to the Texas Commission for an order that amounts arising from the Transition Charges be transferred to a separate account for the benefit of the Holders, in accordance with the Securitization Law. On or after the receipt by the Servicer of a Termination Notice, all authority and power of the Servicer under this Agreement, whether with respect to the Notes, the Transition Property, the Transition Charges or otherwise, shall, without further action, pass to and be vested in such successor Servicer as may be appointed under
Section 7.02; and, without limitation, the Indenture Trustee is hereby authorized and empowered to execute and deliver, on behalf of the predecessor Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such Termination Notice, whether to complete the transfer of the Transition Property Records and related documents, or otherwise. The predecessor Servicer shall cooperate with the successor Servicer, the Note Issuer and the Indenture Trustee in effecting the termination of the responsibilities and rights of the predecessor Servicer under this Agreement, including the transfer to the successor Servicer for administration by it of all Transition Property Records and all cash amounts that shall at the time be held by the predecessor Servicer for remittance, or shall thereafter be received by it with respect to the Transition Property or the Transition Charges. As soon as practicable after receipt by the Servicer of such Termination Notice, the Servicer shall deliver the Transition Property Records to the successor Servicer. In case a successor Servicer is appointed as a result of a Servicer Default, all reasonable costs and expenses (including reasonable attorney's fees and expenses) incurred in connection with transferring the Transition Property Records to the successor Servicer and amending this Agreement or any Intercreditor Agreement to reflect such succession as Servicer pursuant to this Section shall be paid by the predecessor Servicer upon presentation of reasonable documentation of such costs and expenses. Termination of CPL as Servicer shall not terminate CPL's rights or obligations under the Sale Agreement or any Intercreditor Agreement (except rights thereunder deriving from its rights as the Servicer hereunder).

         SECTION 7.02. Appointment of Successor. (a) Upon the Servicer's receipt of a Termination Notice pursuant to Section 7.01 or the Servicer's resignation or removal in accordance with the terms of this Agreement, the predecessor Servicer shall continue to perform its functions as Servicer under this Agreement, and shall be entitled to receive the requisite portion of the Servicing Fee, until a successor Servicer shall have assumed in writing the obligations of the Servicer hereunder as described below. In the event of the Servicer's removal or resignation hereunder, the Indenture Trustee may at the written direction and with the consent of the Holders of at least a majority of the Outstanding Amount of the Notes shall appoint a successor Servicer with the
Note Issuer's prior written consent thereto (which consent shall not be unreasonably withheld), and the successor Servicer shall accept its appointment by a written assumption in form reasonably acceptable to the Note Issuer and the Indenture Trustee and provide prompt written notice of such assumption to the
Note Issuer and the Rating Agencies. If within 30 days after the delivery of the Termination Notice, a new Servicer shall not have been appointed, the Indenture Trustee may petition the PUCT or a court of competent jurisdiction to appoint a successor Servicer under this Agreement. A Person shall qualify as a successor Servicer only if (i) such Person is permitted under PUCT Regulations to perform the duties of the Servicer, (ii) the Rating Agency Condition shall have been satisfied and (iii) such Person enters into a servicing agreement with the Note Issuer having substantially the same provisions as this Agreement and, if applicable, into an Intercreditor Agreement (as the Transition Bond Servicer).

         (b) Upon appointment, the successor Servicer shall be the successor in all respects to the predecessor Servicer and shall be subject to all the responsibilities, duties and liabilities arising thereafter relating thereto placed on the predecessor Servicer and shall be entitled to the Servicing Fee and all the rights granted to the predecessor Servicer by the terms and provisions of this Agreement.

         SECTION 7.03. Waiver of Past Defaults. The Holders of Notes evidencing not less than a majority of the Outstanding Amount of the Notes of all Series may, on behalf of all Holders, waive in writing any default by the Servicer in the performance of its obligations hereunder and its consequences, except a default in making any required deposits to the Collection Account in accordance with this Agreement. Upon any such waiver of a past default, such default shall cease to exist, and any Servicer Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto.

         SECTION 7.04. Notice of Servicer Default. The Servicer shall deliver to the Note Issuer, the Indenture Trustee, the PUCT and the Rating Agencies, promptly after having obtained knowledge thereof, but in no event later than five Business Days thereafter, written notice in an Officer's Certificate of any event which with the giving of notice or lapse of time, or both, would become a Servicer Default under Section 7.01(a), (b), (c) or (d).

         SECTION 7.05 Cooperation with Successor. The Servicer covenants and agrees with each Issuer that it will, on an ongoing basis, cooperate with the successor Servicer and provide whatever information is, and take whatever actions are, reasonably necessary to assist the successor Servicer in performing its obligations hereunder.

                                  ARTICLE VIII
                            MISCELLANEOUS PROVISIONS

         SECTION 8.01. Amendment. (a) This Agreement may be amended in writing by the Servicer and the Note Issuer, with the prior written consent of the Indenture Trustee, the satisfaction of the Rating Agency Condition and the satisfaction of the condition set forth below in Section 8.02. Promptly after the execution of any such amendment or consent, the Note Issuer shall furnish written notification of the substance of such amendment or consent to each of the Rating Agencies.

         Prior to the execution of any amendment to this Agreement, the Note Issuer and the Indenture Trustee shall be entitled to receive and conclusively rely upon an Opinion of Counsel stating that such amendment is authorized or permitted by this Agreement and upon the Opinion of Counsel from external counsel referred to in Section 3.01(c)(i). The Note Issuer and the Indenture Trustee may, but shall not be obligated to, enter into any such amendment which affects their own rights, duties, indemnities or immunities under this Agreement or otherwise.

         (b) Notwithstanding Section 8.01(a) or anything to the contrary in this Agreement, the Servicer and the Note Issuer may amend Annex I to this Agreement in writing with prior written notice given to the Indenture Trustee and the Rating Agencies, but without the consent of the Indenture Trustee, any Rating Agency or any Holder, solely to address changes to the Servicer's method of calculating TC Payments as a result of changes to the Servicer's current computerized customer information system, including changes which would replace the remittances contemplated by the estimation procedures set forth in Annex I with remittances of TC Collections determined to have been actually received; provided that any such amendment shall not have a material adverse effect on the Holders of then Outstanding Notes.

         SECTION 8.02. PUCT Condition. Notwithstanding anything to the contrary in Section 8.01(a), no amendment or modification of this Agreement shall be effective except upon satisfaction of the conditions precedent in this Section 8.02.

         (a) At least fifteen days prior to the effectiveness of any such amendment or modification and after obtaining the other necessary approvals set forth in Section 8.01(a) above (except that the consent of the Indenture Trustee may be subject to the consent of Holders if such consent is required or sought by the Indenture Trustee in connection with such amendment or modification), the Servicer shall have delivered to the PUCT's executive director and general counsel written notification of any proposed amendment, which notification shall contain:

                  (i) a reference to Docket No. 21528;

                  (ii) an Officer's Certificate stating that the proposed amendment or modification has been approved by all parties to this Agreement; and

                  (iii) a statement identifying the person to whom the PUCT or its staff is to address any response to the proposed amendment or to request additional time;

         (b) If the PUCT or its staff shall have, within fifteen days (subject to extension as provided in Section 8.02(c) below) of receiving a notification complying with Section 8.02(a) above, delivered to the office of the person specified in Section 8.02(a)(iii) above a written statement that the PUCT might object to the proposed amendment or modification, then such proposed amendment or modification shall not be effective unless and until the PUCT subsequently delivers a written statement in writing that it does not object to such proposed amendment or modification.

         (c) If the PUCT or its staff shall have, within fifteen days of receiving a notification complying with Section 8.02(a) above, delivered to the office of the person specified in Section 8.02(a)(iii) above a written statement requesting an additional amount of time not to exceed thirty days in which to consider such proposed amendment or modification, then such proposed amendment or modification shall not be effective if, within such extended period, the PUCT shall have delivered to the office of the person specified in Section 8.02(a)(iii) above a written statement as described in Section 8.02(b) above, unless and until the PUCT subsequently delivers a written statement in writing that it does not object to such proposed amendment or modification.

         (d) If the PUCT or its staff shall have not delivered written notice that the PUCT might object to such proposed amendment or modification within the time periods described in Section 8.02(b) or Section 8.02(c) above, whichever is applicable, then the PUCT shall be conclusively deemed not to have any objection to the proposed amendment or modification and such amendment or modification may subsequently become effective upon satisfaction of the other conditions specified in Section 8.01.

         (e) Following the delivery of a notice to the PUCT by the Servicer under Section 8.02(a) above, the Servicer and the Note Issuer shall have the right at any time to withdraw from the PUCT further consideration of any notification of a proposed amendment.

         SECTION 8.03. Maintenance of Accounts and Records. (a) The Servicer shall maintain accounts and records as to the Transition Property accurately and in accordance with its standard accounting procedures and in sufficient detail to permit reconciliation between TC Payments received by the Servicer and TC Collections from time to time deposited in the Collection Account.

         (a) The Servicer shall permit the Indenture Trustee and its agents at any time during normal business hours, upon reasonable notice to the Servicer and to the extent it does not unreasonably interfere with the Servicer's normal operations, to inspect, audit and make copies of and abstracts from the Servicer's records regarding the Transition Property and the Transition Charges. Nothing in this Section 8.03(b) shall affect the obligation of the Servicer to observe any applicable law (including any PUCT Regulation) prohibiting disclosure of information regarding the Customers, and the failure of the Servicer to provide access to such information as a result of such obligation shall not constitute a breach of this Section 8.03(b).

         SECTION 8.04. Notices. Unless otherwise specifically provided herein, all demands, notices and communications upon or to the Servicer, the Note Issuer, the Indenture Trustee or the Rating Agencies under this Agreement shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented delivery service or, to the extent receipt is confirmed telephonically, sent by telecopy or other form of electronic transmission, (a) in the case of the Servicer, to Central Power and Light Company, at 1 Riverside Plaza, Columbus, Ohio 43215, Attention of Treasurer, telephone: (614) 223-1000, facsimile: (614) 223-2807 (b) in the case of the Note Issuer to CPL Transition Funding LLC at 1616 Woodall Rodgers Freeway, Dallas, Texas 75202, Attention of Wendy G. Hargus, Manager, telephone: (214) 777-1338, facsimile: (214) 777-1223, (c) in the case of the Indenture Trustee, to it at the Corporate Trust Office, telephone: (312) 836-6716, facsimile: (312) 836-6701, (d) in the case of the PUCT, to 1701 N. Congress Avenue, Austin, Texas 78711-3326, Attention of Executive Director and General Counsel, telephone:
(512) 936-7040, facsimile: (512) 936-7036, (e) in the case of Moody's, to
Moody's Investors Service, Inc., ABS Monitoring Department, 99 Church Street, New York, New York 10007, telephone: (212) 553-3686, facsimile: (212) 553-0573,
(f) in the case of S&P, to Standard & Poor's, 55 Water Street, 41st Floor, New York, New York 10041, Attention of Asset Backed Surveillance Department, telephone: (212) 438-2000, facsimile: (212) 438-2665, (g) in the case of Fitch, to Fitch Ratings, One State Street Plaza, New York, NY 10004, Attention of ABS Surveillance, telephone: (212) 908-0500, facsimile: (212) 908-0355, or (h) as to each of the foregoing, at such other address as shall be designated by written notice to the other parties.

         SECTION 8.05. Assignment. Notwithstanding anything to the contrary contained herein, except as provided in Section 6.03 and as provided in the provisions of this

Agreement concerning the resignation of the Servicer, this Agreement may not be assigned by the Servicer.

         SECTION 8.06. Limitations on Rights of Others. The provisions of this Agreement are solely for the benefit of the Servicer and the Note Issuer and, to the extent provided herein or in the Basic Documents, the Indenture Trustee and the Holders, and the other Persons expressly referred to herein, and such Persons shall have the right to enforce the relevant provisions of this Agreement. Nothing in this Agreement, whether express or implied, shall be construed to give to any other Person any legal or equitable right, remedy or claim in the Transition Property or under or in respect of this Agreement or any covenants, conditions or provisions contained herein.

         SECTION 8.07. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remainder of such provision (if any) or the remaining provisions hereof (unless such a construction shall be unreasonable), and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         SECTION 8.08. Separate Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

         SECTION 8.09. Headings. The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

         SECTION 8.10. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

         SECTION 8.11. Assignment to Indenture Trustee. The Servicer hereby acknowledges and consents to any mortgage, pledge, assignment and grant of a security interest by the Note Issuer to the Indenture Trustee for the benefit of the Holders pursuant to the Indenture of any or all of the Note Issuer's rights hereunder.

         SECTION 8.12. Nonpetition Covenants. Notwithstanding any prior termination of this Agreement or the Indenture, the Servicer shall not, prior to the date which is one year and one day after the termination of the Indenture, with respect to the Note Issuer, acquiesce, petition or otherwise invoke or cause the Note Issuer to invoke or join with any

Person in provoking the process of any Governmental Authority for the purpose of commencing or sustaining a case against the Note Issuer under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Note Issuer or any substantial part of the property of the Note Issuer or ordering the dissolution, winding up or liquidation of the affairs of the Note Issuer.

         SECTION 8.13. Limitation of Liability. It is expressly understood and agreed by the parties hereto that this Agreement is executed and delivered by the Indenture Trustee, not individually or personally but solely as Indenture Trustee on behalf of the Holders, in the exercise of the powers and authority conferred and vested in it.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

                                       CPL TRANSITION FUNDING LLC

                                       By: /s/ Wendy G. Hargus
                                           ---------------------------
                                           as Manager
                                           Name: Wendy G. Hargus

                                       CENTRAL POWER AND LIGHT COMPANY

                                       By: /s/ Wendy G. Hargus
                                           ---------------------------
                                           Name:  Wendy G. Hargus
                                           Title: Assistant Treasurer

Acknowledged and Accepted:

U.S. BANK NATIONAL ASSOCIATION,
as Indenture Trustee

By: /s/ Melissa A. Rosal
    ---------------------------
    Name:  Melissa A. Rosal
    Title: Vice President


            Signature Page to Transition Property Servicing Agreement

                                    EXHIBIT A

                             TO TRANSITION PROPERTY

                               SERVICING AGREEMENT

                         MONTHLY SERVICER'S CERTIFICATE

                     FORM OF MONTHLY SERVICER'S CERTIFICATE
           (TO BE DELIVERED EACH MONTH PURSUANT TO SECTION 3.01(b)(i)
                OF THE TRANSITION PROPERTY SERVICING AGREEMENT)

                CPL TRANSITION FUNDING LLC, Series 2002-1 Notes
                  Central Power and Light Company, as Servicer

         Pursuant to the Transition Property Servicing Agreement dated as of [February 7, 2002] the "Transition Property Servicing
              Agreement") between Central Power and Light Company,
          as Servicer, and CPL Transition Funding LLC, as Note Issuer,
                  the Servicer does hereby certify as follows:

               COLLECTION PERIOD:      Mar-2002

TC Class                                    a. TCs in Effect   b. TCs Billed       c. Estimated TC
                                                                                      Payments Received

Residential                                    __ cents/kWh

Commercial & Small Industrial - Energy         __ cents/kWh

Commercial & Small Industrial - Demand              __ $/kW

Large Industrial - Firm                             __ $/kW

Large Industrial - Non-firm                         __ $/kW

Standby - Firm                                      __ $/kW

Standby - Non-Firm                                  __ $/kW

Municipal & Cotton Gin                         __ cents/kWh

                                    Total                                  $0                          $0

               COLLECTION PERIOD:      Mar-2001

TC Class                                    d. Estimated TC    e. Actual TC        f. Remittance Shortfall    g. Excess Remittance
                                               Payments           Payments            for this Collection        for this Collection
                                               Received           Received            Period                     Period

Residential                                                                                            $0                       $0

Commercial & Small Industrial - Energy                                                                  0                        0

Commercial & Small Industrial - Demand                                                                  0                        0

Large Industrial - Firm                                                                                 0                        0

Large Industrial - Non-firm                                                                             0                        0

Standby - Firm                                                                                          0                        0

Standby - Non-Firm                                                                                      0                        0

Municipal & Cotton Gin                                                                                  0                        0

                                                                                                       --                       --
                                    Total             $0                   $0                          $0                       $0

h.   Daily remittances previously made by the Servicer to the Collection Account in respect of this Collection Period (c)       $0

i.   The amount to be remitted by the Servicer to the Collection Account for this Collection Period is (c + f - g):             $0

j.   if (i is greater than h), (i-h) equals net amount due from the Servicer to the Collection Account;                         $0

k.   if (h is greater than i), (h-i) equals net amount due to the Servicer from the Collection Account;                         $0

Capitalized terms used herein have their respective meanings set forth in the Transition Property Servicing Agreement.

In WITNESS HEREOF, the undersigned has duly executed and delivered this Monthly Servicer's Certificate this ( )th day of April, 2002.

CENTRAL POWER AND LIGHT COMPANY, as Servicer

By ________________________
Title: Assistant Treasurer

                                    EXHIBIT B

                             TO TRANSITION PROPERTY

                               SERVICING AGREEMENT

                            CERTIFICATE OF COMPLIANCE

         The undersigned hereby certifies that he/she is the duly elected and acting _________________ of [NAME OF SERVICER], as servicer (the "Servicer") under the Transition Property Servicing Agreement dated as of [__________], 2002 (the "Servicing Agreement") between the Servicer and CPL Transition Funding LLC (the "Note Issuer") and further that:

         1. A review of the activities of the Servicer and of its performance under the Servicing Agreement during the twelve months ended [________], [____] has been made under the supervision of the undersigned pursuant to Section 3.03 of the Servicing Agreement; and

         2. To the best of the undersigned's knowledge, based on such review, the Servicer has fulfilled all of its obligations in all material respects under the Servicing Agreement throughout the twelve months ended [________],[_____], except as set forth on Annex A hereto.

         Executed as of this ______________ day of _________________, ____.

                                       [NAME OF SERVICER]


                                       By:
                                           --------------------------------
                                           Name:
                                           Title:

                                     ANNEX A

                          TO CERTIFICATE OF COMPLIANCE

                            LIST OF SERVICER DEFAULTS

The following Servicer Defaults, or events which with the giving of notice, the lapse of time, or both, would become Servicer Defaults known to the undersigned occurred during the year ended

[           ], [          ]:
 -----------    ----------

          Nature of Default            Status

                                    EXHIBIT C

                             TO TRANSITION PROPERTY

                               SERVICING AGREEMENT

                             SERVICER'S CERTIFICATE

                                                Exhibit C of Servicing Agreement


                   FORM OF SEMI-ANNUAL SERVICER'S CERTIFICATE
-------------------------------------------------------------------------------
                  CENTRAL POWER AND LIGHT COMPANY, AS SERVICER
                           CPL TRANSITION FUNDING LLC


     Pursuant to Section [4.01(c)(ii)] of the Transition Property Servicing Agreement dated as of [February 7, 2002] (the "Agreement") between Central
  Power and Light Company, as Servicer and CPL Transition Funding LLC, as Note
              Issuer, the Servicer does hereby certify as follows:


   Capitalized terms used herein have their respective meanings as set forth in the Agreement. References herein to certain sections and subsections are references to the respective sections of the Agreement.


COLLECTION PERIODS:    Feb-2002 to Dec-2002
  PAYMENT DATE:            01/15/2003

1. COLLECTIONS ALLOCABLE AND AGGREGATE AMOUNTS AVAILABLE FOR THE CURRENT PAYMENT DATE:

        i.  Remittances for the 02/02 Collection Period
       ii.  Remittances for the 03/02 Collection Period
      iii.  Remittances for the 04/02 Collection Period
       iv.  Remittances for the 05/02 Collection Period
        v.  Remittances for the 06/02 Collection Period
       vi.  Remittances for the 07/02 Collection Period
      vii.  Remittances for the 08/02 Collection Period (after 01/03, use 6 prior periods only)*
     viii.  Remittances for the 09/02 Collection Period (after 01/03, use 6 prior periods only)*
       ix.  Remittances for the 10/02 Collection Period (after 01/03, use 6 prior periods only)*
        x.  Remittances for the 11/02 Collection Period (after 01/03, use 6 prior periods only)*
       xi.  Remittances for the 12/02 Collection Period (after 01/03, use 6 prior periods only)*
      xii.  Investment Earnings on Collection Account
              xiii.  Investment Earnings on Capital Subaccount
               xiv.  Investment Earnings on Overcollateralization
                     Subaccount
                xv.  Investment Earnings on Reserve Subaccount
               xvi.  Investment Earnings on General Subaccount
                                                                       ---------
     xvii.  GENERAL SUBACCOUNT BALANCE (SUM OF i THROUGH xvi ABOVE)         0.00
                                                                       =========


    xviii.  Reserve Subaccount Balance as of Prior Payment Date
      xix.  Overcollateralization Subaccount Balance as of Prior
            Payment Date
       xx.  Capital Subaccount Balance as of Prior Payment Date
                                                                       ---------
      xxi.  COLLECTION ACCOUNT BALANCE (SUM OF xvii THROUGH xx ABOVE)       0.00
                                                                       =========

                                                Exhibit C of Servicing Agreement

2.   OUTSTANDING AMOUNTS AS OF PRIOR PAYMENT DATE:


        SERIES 2002-1
        -------------
        i.  Class A-1 Outstanding Amount
       ii.  Class A-2 Outstanding Amount
      iii.  Class A-3 Outstanding Amount
       iv.  Class A-4 Outstanding Amount
        v.  Class A-5 Outstanding Amount
                                                                       ---------
       vi.  AGGREGATE OUTSTANDING AMOUNT OF ALL SERIES 2002-1 NOTES         0.00
                                                                       =========
            [Add Other Series as applicable)

                                                                       ---------
      vii. AGGREGATE OUTSTANDING AMOUNT OF ALL NOTES                        0.00
                                                                       =========

3.   REQUIRED FUNDING/PAYMENTS AS OF CURRENT PAYMENT DATE:

                                                                       PRINCIPAL
SERIES 2002-1 PRINCIPAL                                                   DUE
-----------------------                                                ---------
        i.  Class A-1
       ii.  Class A-2
      iii.  Class A-3
       iv.  Class A-4
        v.  Class A-5
                                                                       ---------
       vi.  FOR ALL SERIES 2002-1 NOTES                                     0.00
                                                                       =========

            [Add Other Series as applicable)

                                        NOTE INTEREST     DAYS IN INTEREST     PRINCIPAL
SERIES 2002-1 INTEREST                      RATE             PERIOD (1)         BALANCE           INTEREST DUE
----------------------                      ----             ----------        -------            ------------
      vii.  Class A-1                       3.75%               340                 0.00                    0.00
     viii.  Class A-2                       5.45%               340                 0.00                    0.00
       ix.  Class A-3                       5.94%               340                 0.00                    0.00
        x.  Class A-4                       6.37%               340                 0.00                    0.00
       xi.  Class A-5                       6.66%               340                 0.00                    0.00
                                                                                                       ---------
      xii.  FOR ALL SERIES 2002-1 NOTES                                                                     0.00
                                                                                                       =========

            [Add Other Series as applicable)

                                             REQUIRED LEVEL     FUNDING REQUIRED
                                             --------------     ----------------
     xiii.  Overcollateralization Subaccount
      xiv.  Capital Subaccount
                                                ---------          ---------
                                                     0.00               0.00
                                                =========          =========

NOTES:

1. On 30/360 day basis for initial payment date; otherwise use one-half of annual rate.

                                                Exhibit C of Servicing Agreement


4. ALLOCATION OF REMITTANCES AS OF CURRENT PAYMENT DATE PURSUANT TO 8.02(d) OF INDENTURE:


        i. Trustee Fees and Expenses (subject to cap - see 8.02(e)(i) of the Indenture)

       ii.  Servicing Fee

      iii. Operating Expenses (subject to cap - see 8.02(e)(iii) of the Indenture)

       iv.  Semi-Annual Interest (including any past-due for prior
            period(s)                                                       0.00


                                                           PER $1000 OF ORIGINAL
SERIES 2002-1                         AGGREGATE               PRINCIPAL AMOUNT
-------------                         ---------            ---------------------
1.  Class A-1 Interest Payment             0.00            #DIV/01
2.  Class A-2 Interest Payment             0.00            #DIV/01
3.  Class A-3 Interest Payment             0.00            #DIV/01
4.  Class A-4 Interest Payment             0.00            #DIV/01
5.  Class A-5 Interest Payment             0.00            #DIV/01
                                      ---------
                                           0.00
                                      =========

            (Add Other Series as Applicable)



        v.  Principal Due and Payable as a Result of Event of Default or
            on Final Maturity Date                                          0.00


                                                           PER $1000 OF ORIGINAL
SERIES 2002-1                         AGGREGATE               PRINCIPAL AMOUNT
-------------                         ---------            ---------------------
1.  Class A-1 Principal Payment                             #DIV/01
2.  Class A-2 Principal Payment                             #DIV/01
3.  Class A-3 Principal Payment                             #DIV/01
4.  Class A-4 Principal Payment                             #DIV/01
5.  Class A-5 Principal Payment                             #DIV/01
                                      ---------
                                           0.00
                                      =========

            (Add Other Series as Applicable)


         vi.  Semi-Annual Principal

                                                           PER $1000 OF ORIGINAL
SERIES 2002-1                         AGGREGATE               PRINCIPAL AMOUNT
-------------                         ---------            ---------------------
1.  Class A-1 Principal Payment                             #DIV/01
2.  Class A-2 Principal Payment                             #DIV/01
3.  Class A-3 Principal Payment                             #DIV/01
4.  Class A-4 Principal Payment                             #DIV/01
5.  Class A-5 Principal Payment                             #DIV/01
                                      ---------
                                           0.00
                                      =========

            (Add Other Series as Applicable)

                                                Exhibit C of Servicing Agreement


4. ALLOCATION OF REMITTANCES AS OF CURRENT PAYMENT DATE PURSUANT TO 8.02(d) OF INDENTURE (CONTINUED):

      vii.  Funding of Capital Subaccount (to required level)               0.00
     viii.  Funding of Overcollateralization Subaccount (to required
            level)                                                          0.00
       ix.  Investment Earnings on Capital Subaccount Released to Note
            Issuer                                                          0.00
        x.  Deposit to Reserve Subaccount                                   0.00
       xi.  Released to Note Issuer upon Retirement of all Notes            0.00
                                                                       ---------
      xii.  AGGREGATE REMITTANCES AS OF CURRENT PAYMENT DATE                0.00
                                                                       =========

5. OUTSTANDING AMOUNT AND COLLECTION ACCOUNT BALANCE AS OF CURRENT PAYMENT DATE (AFTER GIVING EFFECT TO PAYMENTS TO BE MADE ON SUCH PAYMENT DATE):

        SERIES 2002-1
        -------------
        i.  Class A-1 Outstanding Amount                                    0.00
       ii.  Class A-2 Outstanding Amount                                    0.00
      iii.  Class A-3 Outstanding Amount                                    0.00
       iv.  Class A-4 Outstanding Amount                                    0.00
        v.  Class A-5 Outstanding Amount                                    0.00
                                                                       ---------
       vi.  AGGREGATE OUTSTANDING AMOUNT OF ALL SERIES 2002-1 NOTES         0.00
                                                                       =========
       {Add Other Series as applicable}
                                                                       ---------
      vii.  AGGREGATE OUTSTANDING AMOUNT OF ALL NOTES                       0.00
                                                                       =========

     viii.  Reserve Subaccount Balance                                      0.00
       ix.  Overcollateralization Subaccount Balance                        0.00
        x.  Capital Subaccount Balance                                      0.00
                                                                       ---------
       xi.  AGGREGATE COLLECTION ACCOUNT BALANCE                            0.00
                                                                       =========

6.   SUBACCOUNT WITHDRAWALS AS OF CURRENT PAYMENT DATE
     (IF APPLICABLE, PURSUANT TO SECTION 8.02(e) OF INDENTURE):

        i.  Reserve Subaccount
       ii.  Overcollateralization Subaccount
      iii.  Capital Subaccount
                                                                       ---------
       iv.  TOTAL WITHDRAWALS                                               0.00
                                                                       =========

                                                Exhibit C of Servicing Agreement

7.   SHORTFALLS IN INTEREST AND PRINCIPAL PAYMENTS AS OF CURRENT
     PAYMENT DATE:                                                     ---------

                                                                       =========
        i.  Semi-annual Interest

        SERIES 2002-1
        -------------
        1.  Class A-1 Interest Payment
        2.  Class A-2 Interest Payment
        3.  Class A-3 Interest Payment
        4.  Class A-4 Interest Payment
        5.  Class A-5 Interest Payment                                 ---------
                                                                            0.00
                                                                       =========
         (Add Other Series as Applicable)

       ii.  Semi-annual Principal                                      ---------

                                                                       =========

        SERIES 2002-1
        -------------
        1.  Class A-1 Principal Payment
        2.  Class A-2 Principal Payment
        3.  Class A-3 Principal Payment
        4.  Class A-4 Principal Payment
        5.  Class A-5 Principal Payment                                ---------
                                                                            0.00
                                                                       =========

         (Add Other Series as Applicable)

8.   SHORTFALLS IN REQUIRED SUBACCOUNT LEVELS AS OF CURRENT PAYMENT DATE:

        i.  Overcollateralization Subaccount
       ii.  Capital Subaccount                                         ---------
                                                                            0.00
                                                                       =========


IN WITNESS HEREOF, the undersigned has duly executed and delivered this Semi-Annual Servicer's Certificate this ---- day of ----------------, ----.




CENTRAL POWER AND LIGHT COMPANY, as Servicer


by: --------------------------

title: -----------------------

                                SCHEDULE 4.01(a)

                             TO TRANSITION PROPERTY

                               SERVICING AGREEMENT

                         EXPECTED AMORTIZATION SCHEDULE

                                                               SCHEDULE 4.01(a)

                         EXPECTED AMORTIZATION SCHEDULE

                         OUTSTANDING PRINCIPAL BALANCE

DATE                           CLASS A-1      CLASS A-2      CLASS A-3      CLASS A-4      CLASS A-5
----                          ------------   ------------   ------------   ------------   ------------
Series Issuance Date ......   $128,950,233   $154,506,810   $107,094,258   $214,926,738   $191,856,858
January 15, 2003 ..........     97,133,531    154,506,810    107,094,258    214,926,738    191,856,858
July 15, 2003 .............     77,937,455    154,506,810    107,094,258    214,926,738    191,856,858
January 15, 2004 ..........     49,128,416    154,506,810    107,094,258    214,926,738    191,856,858
July 15, 2004 .............     29,386,451    154,506,810    107,094,258    214,926,738    191,856,858
January 15, 2005 ..........              0    154,506,810    107,094,258    214,926,738    191,856,858
July 15, 2005 .............              0    133,913,828    107,094,258    214,926,738    191,856,858
January 15, 2006 ..........              0    103,272,491    107,094,258    214,926,738    191,856,858
July 15, 2006 .............              0     81,649,042    107,094,258    214,926,738    191,856,858
January 15, 2007 ..........              0     49,523,804    107,094,258    214,926,738    191,856,858
July 15, 2007 .............              0     28,919,685    107,094,258    214,926,738    191,856,858
January 15, 2008 ..........              0              0    107,094,258    214,926,738    191,856,858
July 15, 2008 .............              0              0     85,906,616    214,926,738    191,856,858
January 15, 2009...........              0              0     55,016,428    214,926,738    191,856,858
July 15, 2009 .............              0              0     32,279,500    214,926,738    191,856,858
January 15, 2010 ..........              0              0              0    214,926,738    191,856,858
July 15, 2010 .............              0              0              0    190,631,083    191,856,858
January 15, 2011 ..........              0              0              0    156,759,473    191,856,858
July 15, 2011 .............              0              0              0    130,670,070    191,856,858
January 15, 2012 ..........              0              0              0     95,071,985    191,856,858
July 15, 2012 .............              0              0              0     67,236,582    191,856,858
January 15, 2013 ..........              0              0              0     29,655,892    191,856,858
July 15, 2013 .............              0              0              0              0    191,856,858
January 15, 2014 ..........              0              0              0              0    152,143,608
July 15, 2014 .............              0              0              0              0    120,262,573
January 15, 2015 ..........              0              0              0              0     78,412,359
July 15, 2015 .............              0              0              0              0     44,198,278
January 15, 2016 ..........              0              0              0              0              0

                                     ANNEX I

                             TO TRANSITION PROPERTY

                               SERVICING AGREEMENT

The Servicer agrees to comply with the following servicing procedures:

         SECTION 1. DEFINITIONS.

         (a) Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

         (b) Whenever used in this Annex I, the following words and phrases shall have the following meanings:

               "Applicable MDMA" means with respect to each Customer, the meter data management agent providing meter reading services for that Customer's account.

               "Billed TCs" means the amounts of Transition Charges billed to Customers, whether billed directly to such Customers by the Servicer or indirectly through an Applicable REP pursuant to Consolidated REP Billing.

               "Budget Billing Plan" means the alternative payment plan offered by the Servicer that allows residential and commercial customers who have satisfactory credit the opportunity for a monthly budget payment which allows the customer to pay roughly equal amounts each month based on its expected average consumption for the year.

               "Closing Bill" means the final bill issued to a Customer at the time service is terminated.

               "Price to Beat" has the meaning assigned to such term in Section
39.202 of the Utilities Code.

               "Price to Beat Period" means the period during which CPL and its affiliated REP must, under Section 39.202 of the Utilities Code, offer rates to residential and small commercial Customers which, on a bundled basis, equal the Price to Beat.

               "Servicer Policies and Practices" means, with respect to the Servicer's duties under this Annex I, the policies and practices of the Servicer applicable to such duties that the Servicer follows with respect to comparable assets that it services for itself and, if applicable, others.

         SECTION 2. DATA ACQUISITION.

         (a) Installation and Maintenance of Meters. Except to the extent that an REP is responsible for such services, the Servicer shall cause to be installed, replaced and maintained meters in such places and in such condition as will enable the Servicer to obtain usage measurements for each Customer at least once every Billing Period. To the extent the REP is responsible for such services, but not performing such services, the Servicer shall take all reasonably necessary actions to obtain usage measurements for each Customer at least once every Billing Period.

         (b) Meter Reading. At least once each Billing Period, the Servicer shall obtain usage measurements from the Applicable MDMA for each Customer; provided, however, that the Servicer may determine any Customer's usage on the basis of estimates in accordance with applicable PUCT Regulations.

         (c) Cost of Metering. The Note Issuer shall not be obligated to pay any costs associated with the metering duties set forth in this Section 2, including the costs of installing, replacing and maintaining meters, nor shall the Note Issuer be entitled to any credit against the Servicing Fee for any cost savings realized by the Servicer or any REP as a result of new metering and/or billing technologies.

         (d) ERCOT. The Servicer shall take all reasonable actions available under PUCT Regulations to obtain timely information from ERCOT (or, if such information is not available from ERCOT, directly from the Applicable MDMA) which is necessary for the Servicer to fulfill its obligations under the Servicing Agreement.

         SECTION 3. USAGE AND BILL CALCULATION.

         The Servicer shall obtain a calculation of each Customer's usage (which may be based on data obtained from such Customer's meter read or on usage estimates determined in accordance with applicable PUCT Regulations) at least once each Billing Period and shall determine therefrom each Customer's individual Transition Charges to be included on such Customer's Bill; provided, however, that in the case of Customers taking service under Consolidated REP Billing, the Applicable REP, rather than the Servicer, may determine such Customers' individual Transition Charges to be included on such Customer's Bills based on billing factors provided by the Servicer, and, in such case, the Servicer shall deliver to the Applicable REP such billing factors as are necessary for the Applicable REP to calculate such Customers' respective Transition Charges as such charges may change from time to time pursuant to the True-Up Adjustments.

         SECTION 4. BILLING.

         The Servicer shall implement the Transition Charges as of the Closing Date and shall thereafter bill each Customer or, with respect to Customer's billed by a REP, the Applicable REP for the respective Customer's outstanding current and past due Transition Charges accruing through the date on which such Transition Charges may no longer be billed under the Tariff, all in accordance with the following:

         (a) Frequency of Bills; Billing Practices. In accordance with the Servicer's then-existing Servicer Policies and Practices for its own charges, as such Servicer Policies and Practices may be modified from time to time, the Servicer shall generate and issue a Bill to each Customer, or, beginning on the date of customer choice for any retail Customer, in the case of a Customer taking service under Consolidated REP Billing, to the Applicable REP, for such Customer's or REP's Customer's respective Transition Charges once every applicable Billing Period, at the same time, with the same frequency and on the same Bill as that containing the Servicer's own charges to such Customer or REP, as the case may be. In the event that the Servicer makes any material modification to these practices, it shall notify the Note Issuer, the Indenture Trustee, and the Rating Agencies prior to the effectiveness of any such modification; provided, however, that the Servicer may not make any modification that will materially adversely affect the Holders.

         (b) Format.

               (i) Each Bill to a Customer shall contain the charge corresponding to the respective Transition Charges owed by such Customer for the applicable Billing Period. The Transition Charges shall be separately identified if required by and in accordance with the terms of the related Financing Orders and Tariffs. If such charges are not separately identified, the Servicer shall provide, and unless prohibited by applicable PUCT Regulations, shall cause each Applicable REP to provide, Customers with the annual notice required by Section 4.01(c)(iii)(B) of the Servicing Agreement.

               (ii) In the case of each Customer served by an REP under Consolidated REP Billing, the Servicer shall deliver to the Applicable REP itemized charges for such Customer setting forth such Customer's Transition Charges.

               (iii) The Servicer shall conform to such requirements in respect of the format, structure and text of Bills delivered to Customers and REPs as applicable PUCT Regulations shall from time to time prescribe. To the extent that Bill format, structure and text are not prescribed by the Utilities Code or by applicable PUCT Regulations, the Servicer shall, subject to clauses (i) and
(ii) above, determine the format, structure and text of all Bills in accordance with its reasonable business judgment, its Servicer Policies and Practices with respect to its own charges and prevailing industry standards.

         (c) Delivery. The Servicer shall deliver all Bills to Customers (i) by United States Mail in such class or classes as are consistent with the Servicer Policies and Practices followed by the Servicer with respect to its own charges to its customers or (ii) by any other means, whether electronic or otherwise, that the Servicer may from time to time use to present its own charges to its customers. In the case of Customers taking service under Consolidated REP Billing, the Servicer shall deliver all Bills to the Applicable REP by such means as are prescribed by applicable PUCT Regulations, or if not prescribed

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by applicable PUCT Regulations, by such means as are mutually agreed upon by the
Servicer and the Applicable REP and are consistent with PUCT Regulations. The Servicer or an REP, as applicable, shall pay from its own funds all costs of issuance and delivery of all Bills, including but not limited to printing and postage costs as the same may increase or decrease from time to time.

         (d) Allocations of Transition Charges. During the Price to Beat Period, for those Customers that are being charged the Price to Beat, Transition Charges shall be deducted from other charges to such Customers in order to ensure that the total rates paid by such Customers equal the Price to Beat. For (i) Customers not being charged the Price to Beat during the Price to Beat Period or
(ii) all Customers after the Price to Beat Period, Transition Charges will be added to charges otherwise owed by such Customers.

         SECTION 5. CUSTOMER SERVICE FUNCTIONS.

         The Servicer shall handle all Customer inquiries and other Customer service matters according to the same procedures it uses to service Customers with respect to its own charges.

         SECTION 6. COLLECTIONS; PAYMENT PROCESSING; REMITTANCE.

         (a) Collection Efforts, Policies, Procedures.

               (i) The Servicer shall use reasonable efforts to collect all Billed TCs from Customers and Third-Party Collectors (including REPs) as and when the same become due and shall follow such collection procedures as it follows with respect to comparable assets that it services for itself or others, including with respect to the following:

               (A) The Servicer shall prepare and deliver overdue notices to Customers and REPs in accordance with applicable PUCT Regulations and Servicer Policies and Practices.

               (B) The Servicer shall apply late payment charges to outstanding Customer and REP balances in accordance with applicable PUCT Regulations and as required by the Financing Order.

               (C) The Servicer shall deliver verbal and written final notices of delinquency and possible disconnection in accordance with applicable PUCT Regulations and Servicer Policies and Practices.

               (D) The Servicer shall adhere to and carry out disconnection policies and termination of REP billing in accordance with the Utilities Code, the Financing Order, applicable PUCT Regulations and the Servicer Policies and Practices.

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

               (E) The Servicer may employ the assistance of collection agents to collect any past-due Transition Charges in accordance with applicable PUCT Regulations and Servicer Policies and Practices and the Tariffs.

               (F) The Servicer shall apply Customer and REP deposits to the payment of delinquent accounts in accordance with applicable PUCT Regulations and Servicer Policies and Practices and according to the priorities set forth in Section 6(b)(ii),
                    (iii), (iv) and (v) of this Annex I.

               (ii) The Servicer shall not waive any late payment charge or any other fee or charge relating to delinquent payments, if any, or waive, vary or modify any terms of payment of any amounts payable by a Customer, in each case unless such waiver or action: (A) would be in accordance with the Servicer's customary practices or those of any successor Servicer with respect to comparable assets that it services for itself and for others; (B) would not materially adversely affect the rights of the Holders; and (C) would comply with applicable law; provided, however, that notwithstanding anything in the Agreement or this Annex I to the contrary, the Servicer is authorized to write off any Billed TCs, in accordance with its Servicer Policies and Practices, that have remained outstanding for 180 days or more.

               (iii) The Servicer shall accept payment from Customers and Third-Party Collectors (other than REPs) in respect of Billed TCs in such forms and methods and at such times and places as it accepts for payment of its own charges. The Servicer shall accept payment from REPs in respect of Billed TCs in such forms and methods and at such times and places as the Servicer and each REP shall mutually agree in accordance with applicable PUCT Regulations and the Servicer shall give prompt written notice to the Rating Agencies of any such agreements.

         (b) Payment Processing; Allocation; Priority of Payments.

               (i) The Servicer shall post all payments received to Customer accounts as promptly as practicable, and, in any event, substantially all payments shall be posted no later than 3 Business Days after receipt.

               (ii) Subject to clause (iii) below, the Servicer shall apply payments received to each Customer's or Applicable REP's account in proportion to the charges contained on the outstanding Bill to such Customer or Applicable REP.

               (iii) Any amounts collected by the Servicer that represent partial payments of the total Bill to a Customer or REP shall be allocated as follows: (A) first to amounts owed to the Note Issuer and CPL (excluding any late fees and interest charges), regardless of age, pro rata in proportion to their respective percentages of the total amount of their combined outstanding charges on such Bill; then (B) all late charges shall be allocated to the Servicer.

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

               (iv) The Servicer shall hold all over-payments for the benefit of the Note Issuer and CPL and shall apply such funds to future Bill charges in accordance with clauses (ii) and (iii) above as such charges become due.

               (v) For Customers on a Budget Billing Plan, the Servicer shall treat TC Payments received from such Customers as if such Customers had been billed for their respective Transition Charges in the absence of the Budget Billing Plan; partial payment of a Budget Billing Plan payment shall be allocated according to clause (iii) above and overpayment of a Budget Billing Plan payment shall be allocated according to clause (iv) above.

         (c) Accounts; Records.

               The Servicer shall maintain accounts and records as to the Transition Property accurately and in accordance with its standard accounting procedures and in sufficient detail (i) to permit reconciliation between payments or recoveries with respect to the Transition Property and the amounts from time to time remitted to the Collection Account in respect of the Transition Property and (ii) to permit the TC Collections held by the Servicer to be accounted for separately from the funds with which they may be commingled, so that the dollar amounts of TC Collections commingled with the Servicer's funds may be properly identified and traced.

         (d) Investment of TC Payments Received.

               Prior to each Daily Remittance, the Servicer may invest TC Payments received at its own risk and (except as required by applicable PUCT Regulations) for its own benefit. So long as the Servicer complies with its obligations under the immediately preceding section (c), neither such investments nor such funds shall be required to be segregated from the other investment and funds of the Servicer.

         (e) Calculation of Daily Remittance.

               (i) For purposes of calculating the Daily Remittance, (i) all Billed TCs shall be deemed to be collected the same number of days after billing as is equal to the Weighted Average Days Outstanding then in effect and (ii) the Servicer will, on each Servicer Business Day, remit to the Indenture Trustee for deposit in the Collection Account an amount equal to the product of the applicable Billed TCs multiplied by one hundred percent less the system wide charge-off percentage used by the Servicer to calculate the most recent Periodic Billing Requirement. Such product shall constitute the amount of Estimated TC Collections for such Servicer Business Day. Pursuant to Section 6.11(c) of the Agreement, commencing no later than January 25, 2003, the Servicer shall calculate in each Monthly Servicer's Certificate Net TC Write-Offs for the preceding Reconciliation Period and shall subtract such Net TC Write-Offs from the Billed TCs billed during the preceding Reconciliation Period in order to determine the amount of Actual TC Collections for the first Collection Period of such Reconciliation Period. No Excess Remittance shall be withdrawn from the Collection Account if such withdrawal would cause the amounts on deposit in the General Subaccount or the Reserve Subaccount to be

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

insufficient for the payment of the next installment of interest or principal due at maturity on the next Payment Date or upon acceleration on or before the next Payment Date on the Notes. The Servicer shall be allowed to use the proceeds from any Excess Remittance to reimburse any Applicable REPs for the excess of their remittances over actual TC Payments received by such REPs in accordance with the terms of PUCT Regulations or any applicable REP Service Agreements.

               (ii) On or before the last billing cycle of January of each year, in accordance with Section 4.01(b) of the Agreement, the Servicer shall, in a timely manner so as to perform all required calculations under such Section 4.01(b), update the Weighted Average Days Outstanding and the system-wide charge-off percentage in order to be able to calculate the Periodic Billing Requirement for the next True-Up Adjustment and to calculate any change in the Daily Remittances for the next Calculation Period.

               (iii) The Servicer and the Note Issuer acknowledge that, as contemplated in Section 8.01(b) of the Agreement, the Servicer may make certain changes to its current computerized customer information system, which changes, when functional, would affect the Servicer's method of calculating the TC Payments estimated to have been received by the Servicer during each Collection Period as set forth in this Annex. Should these changes to the computerized customer information system become functional during the term of the Agreement, the Servicer and the Note Issuer agree that they shall review the procedures used to calculate the TC Payments estimated to have been received in light of the capabilities of such new system and shall amend this Annex I in writing to make such modifications and/or substitutions to such procedures as may be appropriate in the interests of efficiency, accuracy, cost and/or system capabilities; provided, however, that the Servicer may not make any modification or substitution that will materially adversely affect the Noteholders. As soon as practicable, and in no event later than 60 Business Days after the date on which all Customer accounts are being billed under such new system, the Servicer shall notify the Note Issuer, the Indenture Trustee and the Rating Agencies of the same.

               (iv) All calculations of collections, each update of the Weighted Average Days Outstanding or system-wide charge off percentage and any changes in procedures used to calculate the Estimated TC Payments pursuant to this Section 6(e) shall be made in good faith, and in the case of any update pursuant to clause (ii) or any change in procedures pursuant to clause (iii), in a manner reasonably intended to provide estimates and calculations that are at least as accurate as those that would be provided on the Closing Date utilizing the initial procedures.

         (f) Remittances.

               (i) The Note Issuer shall cause to be established the Collection Account in the name of the Indenture Trustee in accordance with the Indenture.

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

               (ii) The Servicer shall make remittances to the Collection Account in accordance with Section 6.11 of the Agreement.

               (iii) In the event of any change of account or change of institution affecting the Collection Account, the Note Issuer shall provide written notice thereof to the Servicer not later than five Business Days from the effective date of such change.

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